UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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☐ Preliminary Proxy Statement ☑ Definitive Proxy Statement ☐ Definitive Additional Materials ☐ Soliciting Materials Pursuant to Rule 14a-12	☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

CLAIRE’S STORES, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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CLAIRE’S STORES, INC.
3 S.W. 129th Avenue
Pembroke Pines, Florida 33027

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To be held on June 28, 2005

To our shareholders:

     You are cordially invited to attend the 2005 annual meeting of the shareholders of Claire’s Stores, Inc. which will be held at The St. Regis Fontainebleau Room, Two East 55th Street, at Fifth Avenue, New York, New York 10022 on June 28, 2005, at 9:30 a.m., New York City time. At the meeting, shareholders will vote on the following matters:

1.	The election of seven directors, each to serve for a one-year term;

2.	To approve our 2005 Incentive Compensation Plan;

3.	To vote on a shareholder proposal regarding our operations in Northern Ireland; and

4.	To transact such other business as may properly come before the annual meeting, including any adjournments or postponements of the meeting.

     If you own shares of our common stock as of the close of business on May 2, 2005, you can vote those shares by proxy or at the meeting.

By order of the Board of Directors

/s/ MARLA L. SCHAEFER
MARLA L. SCHAEFER Co-Chairman of the Board

/s/ E. BONNIE SCHAEFER
E. BONNIE SCHAEFER Co-Chairman of the Board

May 23, 2005

YOUR VOTE IS IMPORTANT

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE,
WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, PLEASE
SIGN, DATE AND RETURN THE ENCLOSED PROXY OR PROXIES, AS THE CASE MAY
BE, AS SOON AS POSSIBLE IN THE ENCLOSED POSTAGE PRE-PAID ENVELOPE.

CLAIRE’S STORES, INC.
3 S.W. 129th Avenue
Pembroke Pines, Florida 33027

PROXY STATEMENT

     Our board of directors is soliciting proxies from the holders of our common stock to be voted at our 2005 annual meeting of shareholders to be held on June 28, 2005, beginning at 9:30 a.m. New York City time, at The St. Regis Fontainebleau Room, Two East 55th Street, at Fifth Avenue, New York, New York, and at any adjournments or postponements thereof.

     We are first mailing this proxy statement and the enclosed form of proxy or proxies, as the case may be, on or about May 23, 2005. We are sending this proxy statement in connection with the proxy solicitation. You should review the information provided herein in conjunction with our annual report, for the fiscal year ended January 29, 2005, referred to as 2005 or fiscal 2005, which accompanies this proxy statement. Our principal executive office is located at 3 S.W. 129th Avenue, Pembroke Pines, Florida 33027 and our telephone number is (954) 433-3900.

ABOUT THE MEETING

What is the purpose of the annual meeting?

     At the annual meeting, shareholders will act upon the matters outlined in the accompanying notice of meeting, including the election of seven directors, the approval of our 2005 Incentive Compensation Plan and the shareholder proposal regarding our Northern Ireland operations.

Who is entitled to notice of and to vote at the meeting?

     Only shareholders of record at the close of business on the record date, May 2, 2005, are entitled to receive notice of the annual meeting and to vote the shares of common stock and Class A common stock that they held on that date at the meeting, or any postponements or adjournments of the meeting. Each outstanding share of common stock entitles its holder to cast one vote on each matter to be voted upon and each outstanding share of Class A common stock entitles its holder to cast ten votes on each matter to be voted upon.

Who can attend the meeting?

     All shareholders as of the record date, or their duly appointed proxies, may attend. Please note that if you hold shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date.

What constitutes a quorum?

     The presence at the meeting, in person or by proxy, of the holders of a majority of the aggregate combined voting power of the shares of common stock (one vote per share) and Class A common stock (ten votes per share) outstanding as of the record date will constitute a quorum, permitting business to be conducted at the meeting. As of the record date, 94,049,140 shares of our common stock were outstanding and 5,122,245 shares of our Class A common stock were outstanding. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of votes considered to be present at the meeting but will not be counted as votes cast “for” or “against” any given matter. An independent inspector of elections appointed for the annual meeting will determine whether or note a quorum is present and will tabulate votes cast by proxy or in person at the annual meeting.

     If less than a majority of the aggregate combined voting power of the outstanding shares of common stock and Class A common stock entitled to vote are represented at the meeting, a majority of the votes present, either in person or by proxy, at the meeting may adjourn the meeting to another date, time or place, and notice need not be given of the new date, time or place if the new date, time or place is announced at the meeting before an adjournment is taken.

How do I vote?

     If you complete and properly sign the accompanying proxy card(s), and return it to us, it will be voted as you direct. If you are a registered shareholder and you attend the meeting, you may deliver your completed proxy card(s) in person. “Street name” shareholders who wish to vote at the meeting will need to obtain a proxy from the institution that holds their shares.

Can I vote by telephone or by Internet?

     If your shares are held in “street name,” you may vote by telephone or Internet. Eligible shareholders should review their proxy card for instructions for voting by telephone or Internet. Please follow the directions on your proxy card carefully. Shareholders submitting proxies or voting instructions via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that would be borne by the shareholder.

     The deadline for voting by telephone or Internet is 11:59 p.m. on June 27, 2005.

Can I change my vote after I return my proxy card(s)?

     Yes. Even after you have submitted your proxy card(s), you may change your vote at any time before the proxy is exercised by filing with our Secretary either a notice of revocation or a duly executed proxy card(s) bearing a later date. The powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy or proxies, as the case may be.

What are the board’s recommendations?

     Unless you give other instructions on your proxy card(s), the persons named as proxy holders on the signed proxy card(s) will vote in accordance with the recommendations of our board of directors. The board recommends a vote:

•	for the election of the nominated slate of directors. See “Proposal 1 – Election of Directors.”

•	for the approval of our 2005 Incentive Compensation Plan. See “Proposal 2 – Approval of the 2005 Incentive Compensation Plan.”

•	against the shareholder proposal regarding our operations in Northern Ireland. See “Proposal 3 – Shareholder Proposal Regarding Our Operations In Northern Ireland.”

     The board does not know of any other matters that may be brought before the meeting nor does it foresee or have reason to believe that the proxy holders will have to vote for substitute or alternate nominees for director. In the event that any other matter should properly come before the meeting or any nominee for director is not available for election, the proxy holders will vote as recommended by the board of directors.

What vote is required to approve each item?

     Proposal 1 – Election of Directors. The affirmative vote of a plurality of the votes cast, either in person or by proxy, at the meeting by the holders of the outstanding shares of our common stock (one vote per share) and Class A common stock (ten votes per share), voting together as a single class, is required for the election of directors. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum. Shareholders do not have the right to cumulate their votes for directors.

     Proposal 2 – Approval of the 2005 Incentive Compensation Plan. The affirmative vote of a majority of the votes cast, either in person or by proxy, at the meeting by the holders of the outstanding shares of our common stock (one vote per share) and Class A common stock (ten votes per share), voting together as a single class, is required to approve the 2005 Incentive Compensation Plan; provided that the total number of votes cast on the proposal represents more than 50% of all the outstanding shares of our common stock and Class A common stock. A properly executed proxy marked “ABSTAIN”, with respect to this proposal will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote since it is not counted as a vote cast and therefore will not count towards the requirement that greater than 50% of our outstanding shares vote on this proposal. However, if more than 50% of our outstanding shares vote on this proposal, an abstention will have no effect on the result of the vote.

     Proposal 3 – Shareholder Proposal regarding our Operations in Northern Ireland. The affirmative vote of a majority of the votes cast, either in person or by proxy, at the meeting by the holders of the outstanding shares of our common stock (one vote per share) and Class A common stock (ten votes per share), voting together as a single class, is required to approve the shareholder proposal regarding our operations in Northern Ireland. A properly executed proxy marked “ABSTAIN” with respect to any such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote since it is not counted as a vote cast.

     Other Items. In the event other items are properly brought before the shareholders at the meeting, the affirmative vote of a majority of the votes cast (either in person or by proxy) at the meeting by the holders of the outstanding shares of common stock (one vote per share) and Class A common stock (ten votes per share), voting together as a single class, will be required for approval.

What is the effect of “broker non-votes”?

     If you hold your shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. Shares represented by such “broker non-votes” will, however, be counted in determining whether there is a quorum. Accordingly, with respect to Proposal 2, broker non-votes will have the effect of a negative vote since they are not counted as votes cast and therefore will not count towards the requirement that greater than 50% of our outstanding shares vote on the proposal. However, if more than 50% of our outstanding shares vote on the proposal, broker non-votes will have no effect on the result of the vote.

Who pays for the preparation of the proxy?

     We will pay the cost of preparing, assembling and mailing the proxy statement, notice of meeting and enclosed proxy card. In addition to solicitation by mail, certain of our directors, officers and regular employees may, without extra compensation, solicit proxies by telephone, facsimile and personal interview. We also request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy material to the beneficial owners of both classes of our common stock and to request authority for the execution of proxies, and we may reimburse such persons for their expenses incurred in connection with these activities.

May I see a list of the shareholders entitled to vote?

     Any shareholder of record as of the record date may look at the complete list of the shareholders entitled to vote at the annual meeting so long as it is for a purpose germane to the annual meeting. The list will be available during normal business hours, at our offices located at 350 Fifth Avenue, New York, New York 10118, for a period of ten days prior to the meeting and at the meeting itself.

What should I have received to enable me to vote?

     Your package from us should contain this proxy statement, the accompanying notice of annual meeting, a common stock proxy card and/or a Class A common stock proxy card, as applicable, and our 2005 annual report to shareholders. This package is being mailed on or about May 23, 2005.

SECURITY OWNERSHIP

     The following table shows the number of shares of common stock and Class A common stock beneficially owned as of May 2, 2005 by the following individuals or groups:

•	each person who we know beneficially owns more than 5% of either class of our common stock;

•	each director;

•	each nominee for director;

•	each executive officer named in the Summary Compensation Table; and

•	all of our directors and executive officers as a group.

     The table also sets forth, in its final column, the combined voting power of the voting securities on all matters presented to the shareholders for their approval, except for such separate class votes as are required by law.

     Unless otherwise indicated, the address for each named person is c/o Claire’s Stores, Inc., 3 S.W. 129th Avenue, Pembroke Pines, Florida 33027 and each named person has sole voting and investment power over the shares shown below.

     The number of shares beneficially owned by each individual or group is based upon information in documents filed by such person with the Securities and Exchange Commission, other publicly available information or information available to us. Percentage ownership in the following table is based on 94,049,140 shares of common stock and 5,122,245 shares of Class A common stock outstanding as of May 2, 2005. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of our common stock subject to options that are presently exercisable or exercisable within 60 days of May 2, 2005 are deemed to be outstanding and beneficially owned by the person holding the options for the purpose of computing the percentage of ownership of that person, but are not treated as outstanding for the purpose of computing the percentage of any other person. All share amounts set forth in the table below reflect a two-for-one stock split effected in December 2003.

				Shares of			Combined
	Shares of			Class A Common			Percent of
	Common Stock		Percent of	Stock Beneficially		Percent of	Voting
Name and Address	Beneficially Owned		Class	Owned		Class	Securities
Rowland Schaefer	5,831,649	(2)	6.2	4,312,594	(3)	84.2	33.7

E. Bonnie Schaefer(1)	5,756,142	(4)(5)	6.1	4,312,594	(3)(6)	84.2	33.6

Marla L. Schaefer(1)	5,863,016	(5)(7)	6.2	4,325,974	(3)(6)	84.5	33.8

Barclays Global Investors, NA(8) 45 Fremont Street San Francisco, CA 94105	11,999,764	(8)	12.6	—		—	8.3

Putnam LLC d/b/a Putnam Investments(9) One Post Office Square Boston, MA 02109	11,749,986	(9)	12.5	—		—	8.1

Ira D. Kaplan(1)	91,370	(10)	*	—		—	*

				Shares of			Combined
	Shares of			Class A Common			Percent of
	Common Stock		Percent of	Stock Beneficially		Percent of	Voting
Name and Address	Beneficially Owned		Class	Owned		Class	Securities
Bruce G. Miller(11) 18 Columbia Turnpike Florham Park, NJ 07932	167,700	(12)	*	—		—	*

Steven H. Tishman(11) c/o Rothschild Inc. 1251 Avenue of the Americas 51st Floor New York, NY 10020	22,000	(12)	*	—		—	*

Northern Trust Bank of Florida, NA 700 Brickell Avenue Miami, FL 33131	—		—	303,750	(14)	5.9	2.1

Todd D. Jick(15) c/o The Center for Executive Development 420 Boylston Street Suite 40B Boston, MA 02116	20,000	(12)	*	—		—	*

Ann Spector Lieff(11) P.O. Box 430330 Miami, FL 33243	32,000	(13)	*	—		—	*

Martha Clark Goss(11) 12 Linden Lane Pennington, NJ 08534	___		___	—		—	—

All directors and current executive officers as a group (8 persons)	6,196,086	(16)	6.6	4,325,974		84.5	34.0

*	Less than 1% of the shares outstanding of such class.

(1)	The named individual is a director, a nominee for director and an executive officer of Claire’s.

(2)	Includes (i) 38,939 shares held by Schaefer Family Holdings, Inc., (ii) 2,021,478 shares held by RS Family Limited Partnership, (iii) 1,272,621 shares held by RS Family Limited Partnership No. 2, (iv) 200,507 shares held by RS Family Limited Partnership No. 3, (v) 1,821,932 shares held by The Rowland Schaefer Trust U/A/D 02/02/01 and (vi) 476,172 shares held by The Sylvia Schaefer Trust. Mr. Schaefer disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein.

(3)	Includes (i) 3,560,816 shares held by The Rowland Schaefer Trust U/A/D 02/02/01 and (ii) 751,778 shares held by The Rowland Schaefer Trust U/A/D 1983. Does not include shares held in a trust for the benefit of his children, including Bonnie Schaefer and Marla Schaefer referred to in footnote 14 because neither Mr. Schaefer nor his family members have present voting or investment control of these shares.

(4)	Includes 50,000 shares subject to currently exercisable stock options and options exercisable within 60 days and 75,000 shares of restricted stock.

(5)	Includes (i) 38,939 shares of common stock held by Schaefer Family Holdings, Inc., (ii) 2,021,478 shares held by RS Family Limited Partnership, (iii) 1,272,621 shares held by RS Family Limited Partnership No. 2, (iv) 1,821,932 shares held by The Rowland Schaefer Trust U/A/D 2/2/01 and (v) 476,172 shares held by The Sylvia Schaefer Trust. Bonnie Schaefer and Marla Schaefer disclaim beneficial ownership of these shares, except to the extent of their pecuniary interest therein.

(6)	Does not include shares held under the trust referred to in footnote 14 because none of Bonnie Schaefer, Marla Schaefer or Mr. Schaefer has voting or investment control of these shares.

(7)	Includes 150,000 shares subject to currently exercisable stock options and options exercisable within 60 days and 75,000 shares of restricted stock.

(8)	Based on a Schedule 13G filed on February 14, 2005 with the SEC jointly by Barclays Global Investors, NA (“BGI N.A.”), Barclays Global Fund Advisors (“BGFA”), Barclays Global Investors, Ltd. (“BGI Ltd.”), Barclays Global Investors Japan Trust and Banking Company Limited, Barclays Life Assurance Company Limited, Barclays Bank Plc, Barclays Capital Securities Limited, Barclays Capital Inc., Barclays Private Bank & Trust (Isle Of Man) Limited, Barclays Private Bank and Trust (Jersey) Limited, Barclays Bank Trust Company Limited, Barclays Bank (Suisse) SA, Barclays Private Bank Limited, Bronco (Barclays Cayman ) Limited, Palomino Limited (“Palomino”) and HYMF Limited (collectively, the “Barclays Group”). The Schedule 13G indicates that 11,999,764 shares of our common stock were beneficially owned by the Barclays Group, as to which (i) BGI N.A. has sole voting power with respect to 9,682,669 shares and sole dispositive power with respect to 10,629,759 shares, (ii) BGFA has sole voting power with respect to 605,333 shares and sole dispositive power with respect to 627,069 shares, (iii) BGI Ltd. has sole voting and dispositive power with respect to 657,336 shares and (iv) Palomino has sole voting and dispositive power with respect to 85,600 shares.

(9)	Based on a Schedule 13G filed on February 10, 2005 with the SEC jointly by Marsh & McLennan Companies, Inc. (“MMC”), Putnam, LLC d/b/a/ Putnam Investments (“PI”), Putnam Investment Management, LLC (“PIM”), and The Putnam Advisory Company, LLC (“PAC”, and collectively with MMC, PI and PIM, the “Putnam Group”). The Schedule 13G indicates that 11,749,986 shares of our common stock were beneficially owned by the Putnam Group, as to which (i) none of the Putnam Group entities has sole voting power nor sole dispositive power with respect to any of such shares, (ii) PI has shared voting power with respect to 629,965 shares and shared dispositive power with respect to 5,874,993 shares, (iii) PIM has shared voting power with respect to 31,910 shares and shared dispositive power with respect to 4,991,948 shares and (iv) PAC has shared voting power with respect to 598,055 shares and shared dispositive power with respect to 883,045.

(10)	Includes 65,370 shares subject to currently exercisable stock options and options exercisable within 60 days.

(11)	The named individual is a director and a nominee for director.

(12)	Includes 20,000 shares subject to currently exercisable stock options and options exercisable within 60 days.

(13)	Includes 20,000 shares subject to currently exercisable stock options and options exercisable within 60 days, 7,000 shares jointly owned with her spouse and 5,000 shares owned by her spouse and as to which she disclaims beneficial ownership.

(14)	Represents shares held in a trust for the benefit of certain of Mr. and Mrs. Schaefer’s children, including Bonnie Schaefer and Marla Schaefer, for which Northern Trust Bank of Florida, NA is the trustee and as to which shares it disclaims beneficial ownership.

(15)	The named individual is a director that will not stand for re-election at the 2005 annual meeting of shareholders.

(16)	Includes an aggregate of 345,370 shares issuable upon the exercise of stock options currently exercisable and exercisable within 60 days. Does not include 200,507 shares held by RS Family Limited Partnership No. 3. referenced in footnote 3 above.

PROPOSAL 1— ELECTION OF DIRECTORS

          Our articles of incorporation and bylaws provide that the number of directors of the Company will be at least three, but no more than nine, unless changed by amendment to the articles of incorporation and bylaws, with the exact number to be set by the directors. The corporate governance and nominating committee has selected, and the board has approved, the nomination of the seven persons set forth below as directors at the annual meeting, all of whom are current directors. If elected, each of these directors will hold office until the 2006 annual meeting of shareholders or until his or her successor is duly elected and qualified

          For additional information regarding the nominees for director who also serve as our executive officers, see “Management.”

		Present Position with the Company, Principal	Director of the
Name	Age	Occupation and Business Experience	Company Since
Marla L. Schaefer (1)	56	Co-Chairman of the Board of Directors and Co-Chief Executive Officer of Claire’s since November 20, 2003; Acting Co-Chairman and Co-Chief Executive Officer from November 2002 to November 2003; Co-Vice Chairman of the Board of Directors of Claire’s from January 1999 to November 2003; Vice Chairman of the Board of Directors of Claire’s from March 1998 to January 1999; Senior Vice President of Claire’s Boutiques since April 1998; Vice President of Fashion Merchandising of Claire’s Boutiques from April 1990 until April 1998; Secretary since April 2002	1990

E. Bonnie Schaefer (1)	52	Co-Chairman of the Board of Directors and Co-Chief Executive Officer of Claire’s since November 20, 2003; Acting Co-Chairman and Co-Chief Executive Officer from November 2002 to November 2003; Co-Vice Chairman of the Board of Directors of Claire’s from January 1999 to November 2003; Executive Vice President – Real Estate of Claire’s Boutique’s since 1997; Vice President – Real Estate of Claire’s Boutiques from 1994 to 1997	1998

Ira D. Kaplan	46	Director of Claire’s; Senior Vice President and Chief Financial Officer of Claire’s	1999

Bruce G. Miller	63	Director of Claire’s; Managing Director, Financial Institutions Group, of Ryan, Beck, Inc. since July 1992	1983

Steven H. Tishman	48	Director of Claire’s; Managing Director of Rothschild Inc. since October 2002; Managing Director of Robertson Stephens, Inc. from November 1999 until July 2002; Senior Managing Director of Bear, Stearns & Co. Inc. from July 1993 until November 1999; Director of Cedar Fair, L.P. and Odimo, Inc.	1998

Ann Spector Lieff	53	Director of Claire’s; Founder and President since 1998 of The Lieff Company, a consulting group, specializing in CEO mentoring, leadership development, corporate strategies to assist and expand organizations in the management of their business practices, and advisory services to corporate boards; Chief Executive Officer of SPEC’s Music from 1980 until 1998; Director of Herzfeld Caribbean Basin Fund, Hastings Entertainment, Inc. and Mayor’s Jewelers Inc.	2003

		Present Position with the Company, Principal	Director of the
Name	Age	Occupation and Business Experience	Company Since
Martha Clark Goss	55
Director of Claire’s; Chief Operating and Financial Officer since 2003 of Amwell Holdings, LLC/Hopewell Holdings LLC, a holding company for a healthcare reinsurance company start-up; Consultant at Resources Connection since 2002, a financial and consulting company; Chief Financial Officer from 1999 until 2001 at The Capital Markets Company (CAPCO), a provider of e-based solutions to the global financial services and capital markets industry; Chief Financial Officer of Booz-Allen & Hamilton Inc. from 1995 to 1999, a management consulting firm; Senior Vice President – Enterprise Integrated Risk Management and Control of The Prudential Insurance Company of America from 1994 until 1995 (various other positions with Prudential from 1981 through 1995)
			2005

(1)	Each is the daughter of Mr. Rowland Schaefer, our Chairman Emeritus.

          Director Independence. The board of directors has analyzed the independence of each director and nominee and has determined that the following directors are independent under the New York Stock Exchange rules and have no material relationships with us (either directly or as a partner, shareholder or officer of an organization that has a relationship with us): Messrs. Tishman, Miller and Jick, Ms. Lieff and Ms. Goss. In particular, the board has determined that none of these directors have relationships that would cause them not to be independent under the specific criteria of Section 303A.02 of the New York Stock Exchange (NYSE) Listed Company Manual.

          Vote Required. The election of directors will be decided by a plurality of the votes cast, either in person or by proxy, at the meeting by the holders of the outstanding shares of our common stock (one vote per share) and Class A common stock (ten votes per share), voting together as a single class.

          The board of directors has no reason to believe that any nominee will refuse to act or be unable to accept election; however, in the event that a nominee for a directorship to be elected is unable to accept election or if any other unforeseen contingencies should arise, it is intended that proxies will be voted for the remaining nominee(s) and for such other person(s) as may be designated by the board of directors, unless directed by a proxy to do otherwise.

The board recommends that shareholders vote “for” each of the nominees for director set forth above.

MANAGEMENT

          The following table sets forth the names, ages, positions and backgrounds of our current executive officers. Each of these executive officers serves until the election and qualification of such individual’s successor or until his or her death, resignation or removal by the board of directors.

Name	Age	Position
E. Bonnie Schaefer	52	Co-Chairman and Co-Chief Executive Officer of the Board

Marla L. Schaefer	56	Co-Chairman and Co-Chief Executive Officer of the Board and Secretary

Ira D. Kaplan	46	Senior Vice President and Chief Financial Officer

          E. Bonnie Schaefer has been our Co-Chairman and Co-Chief Executive Officer since November 2003. Ms. Schaefer served as our Vice Chairman of our Board from January 1999 to November 2003. From November 2002 to November 2003, during Mr. Rowland Schaefer’s medical leave of absence, Ms. Schaefer, together with Marla Schaefer, assumed the responsibilities of Mr. Schaefer by becoming Acting Co-Chairman and Co-Chief Executive Officer. Ms. Schaefer is the daughter of Rowland Schaefer and the sister of Marla L. Schaefer.

          Marla L. Schaefer has been our Co-Chairman and Co-Chief Executive Officer since November 2003, and has served as a director since 1990. Ms. Schaefer served as our Vice Chairman of our Board from March 1998 to November 2003 and has been our Secretary since April 2002. From November 2002 to November 2003, during Mr. Rowland Schaefer’s medical leave of absence, Ms. Schaefer, together with E. Bonnie Schaefer, assumed the responsibilities of Mr. Schaefer by becoming Acting Co-Chairman and Co-Chief Executive Officer. Ms. Schaefer is the daughter of Rowland Schaefer and the sister of E. Bonnie Schaefer.

          Ira D. Kaplan has been our Chief Financial Officer since September 1990 and our Senior Vice President since April 1997.

Membership and Meetings of the Board of Directors and its Committees

          Our business is managed under the direction of the board of directors. The board meets during our fiscal year to review significant developments affecting us and to act on matters requiring board approval. Each of our directors attended at least 75% of the aggregate of (i) the number of the meetings of the board of directors which were held during the period that such person served on the board of directors and (ii) the number of meetings of all committees on which that person served which were held during the period that such person served on such committee. All of our directors were in attendance at our 2004 Annual Meeting.

          Current committee membership and the number of meetings of the full Board and each Committee during fiscal 2005 are shown in the table below.

Corporate
Governance
and
Name	Board	Audit	Compensation	Nominating
Marla L. Schaefer	Co-Chair
E. Bonnie Schaefer	Co-Chair
Ira D. Kaplan	Member
Bruce G. Miller	Member	Chair	Member
Steven H. Tishman	Member	Member		Chair
Todd D. Jick	Member		Chair	Member
Ann Spector Lieff	Member		Member	Member
Martha Clark Goss	Member	Member
Number of Meetings held in Fiscal 2005	9	12	18	7

Committees of the Board of Directors

          We currently have three standing committees: the audit committee, the compensation committee and the corporate governance and nominating committee.

          Audit Committee. The members of our audit committee are, and will continue to be, independent under the listing standards of the New York Stock Exchange. The board of directors has determined that each of the members of our audit committee satisfies the financial literacy and experience requirements of the NYSE and the rules of the Securities and Exchange Commission such that each member is an “audit committee financial expert”. The audit committee operates under a written charter, a copy of which is available on our website at www.clairestores.com. and is attached to this proxy statement. The charter is available in print to any shareholder who requests it in writing from our Director of Investor Relations at Claire’s Stores, Inc., 350 Fifth Avenue, New York, New York 10118. The audit committee represents the board in its relations with our independent auditors and oversees the financial reporting and disclosures prepared by our management. The audit committee’s functions include meeting with our management and our independent auditors, reviewing and discussing our audited and unaudited financial statements with our management, reviewing with our independent auditors the plan and results of their audit of our financial statements, determining the independence of our auditors and discussing with management and the independent auditors the quality and adequacy of our internal controls. The audit committee meets with our independent auditors and has the sole authority to retain and dismiss our independent auditors. Our independent auditors have unrestricted access to our audit committee. For more information regarding the functions of the audit committee and its activities during fiscal 2005, see the “Report of the Audit Committee” below.

          Compensation Committee. The members of our compensation committee are, and will continue to be, independent under the listing standards of the NYSE. The compensation committee is responsible for approving compensation and bonuses for our co-chief executive officers and, based upon input from our co-chief executive officers, approving compensation and bonuses for our other executive officer, for administering our 1996 Stock Option Plan and, if the shareholders approve Proposal 2, for administering our 2005 Incentive Compensation Plan. The compensation committee operates under a written charter, a copy of which is available on our website at www.clairestores.com. The charter is available in print to any shareholder who requests it in writing from our Director of Investor Relations at Claire’s Stores, Inc., 350 Fifth Avenue, New York, New York 10118. For more information regarding the functions of the compensation committee and its activities during fiscal 2005, see the “Report on Executive Compensation” below.

          Corporate Governance and Nominating Committee. The members of our corporate governance and nominating committee are, and will continue to be, independent as defined under the listing standards of the NYSE. The functions of the corporate governance and nominating committee include:

•	identifying individuals qualified to become board members and review and make recommendations to the full board whether members should stand for re-election at the next annual meeting of shareholders;

•	reviewing and approving all related party transactions within the meaning of Item 404 of Regulation S-K of the Securities Act;

•	overseeing management continuity planning processes; and

•	developing and recommending to our board of directors a set of corporate governance principles applicable to us and our business, including development of corporate governance guidelines, guidelines for periodic evaluation of the board, its committees and individual directors, and procedures for submission of director candidates by our shareholders.

          All director nominees must possess certain core competencies, some of which may include experience in retail, international business/markets, real estate, store operations, logistics, product design, merchandising, marketing, strategy, human resources, technology, media or public relations, finance or accounting, or experience as a CEO or CFO. In addition to having one or more of these core competencies, when identifying, evaluating and considering potential candidates for membership on our board, including those recommended or nominated by shareholders, the corporate governance and nominating committee considers relevant educational, business and industry experience and demonstrated character and judgment. Directors will not be nominated for re-election unless it is affirmatively determined that the director is making a substantial contribution to the overall effectiveness of the board.

          The corporate governance and nominating committee identifies individuals qualified to become members of the board when any vacancy occurs on the board by reason of disqualification, resignation, retirement, death or an increase in the size of the board, and selects or recommends that the board select director nominees for each annual meeting of shareholders and director nominees to fill vacancies on the board that may occur between annual meetings of shareholders. The corporate governance and nominating committee will also consider director candidates recommended by shareholders if we receive such recommendation no later than the close of business on the 120th calendar day prior to the first anniversary of the date on which we first mailed our proxy materials for the preceding year’s annual meeting of shareholders. Accordingly, for us to consider a recommendation for our 2006 annual meeting, we must receive the written nomination on or before January 21, 2006.

          Any such recommendations should be sent to our corporate governance and nominating committee, attention chairman, c/o Claire’s Stores, Inc., 350 Fifth Avenue, New York, New York 10118 and should include (i) the name, age, business address and residence address of the candidate, (ii) the principal occupation or employment of the candidate, (iii) the class and number of shares of our common stock which are beneficially owned by the candidate, (iv) a description of all relationships, arrangements, and understandings between the shareholder and the candidate and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the shareholder and (v) any other information relating to the candidate that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to the proxy rules under the Securities Exchange Act of 1934, as amended (including without limitation the candidate’s written consent to be considered as a nominee and to serve if elected). The shareholder providing the recommendation must also provide the information required to be provided to us pursuant to our bylaws.

          Notwithstanding the foregoing, the board is not required to solicit proxies for the election of any person the shareholder nominates at the meeting. We received no such recommendations for our 2005 annual meeting. The process by which the corporate governance and nominating committee evaluates candidates submitted by shareholders does not differ from the process it follows for evaluating other nominees, except that the corporate governance and nominating committee may also take into consideration the number of shares held by the recommending shareholder, the length of time that such shares have been held and the number of candidates submitted by each shareholder or group of shareholders over the course of time.

          The corporate governance and nominating committee operates under a written charter, a copy of which is available on our website at www.clairestores.com. The charter is available in print to any shareholder who requests it in writing from our Director of Investor Relations at Claire’s Stores, Inc., 350 Fifth Avenue, New York, New York 10118.

Chairman Emeritus

          Rowland Schaefer has been our Chairman Emeritus of the Board since his retirement in November 2003. He served as our Chairman of the Board, President and Chief Executive Officer since our inception in 1961. Mr. Schaefer is the father of E. Bonnie Schaefer and Marla L. Schaefer.

CORPORATE GOVERNANCE

          The following does not constitute soliciting material and should not be deemed filed or incorporated by reference in any other filing by us under the Securities Act of 1933 or the Securities Exchange Act of 1934.

          Our business and affairs are managed under the direction of our board of directors, except with respect to those matters reserved for our shareholders. Our board of directors establishes our overall corporate governance policies, reviews the performance of our senior management in executing our business strategy and managing our day-to-day operations and acts as an advisor to our senior management. Our board’s mission is to further the long-term interests of our shareholders. Members of the board of directors are kept informed of our business through discussions with our management, primarily at meetings of the board of directors and its committees, and through reports and analyses presented to them. The board and each of its committees — audit, compensation, corporate governance and nominating — also have the authority to retain, at our expense, outside counsel, consultants or other advisors in the performance of their duties.

Code of Business Conduct and Ethics

          We maintain a Code of Business Conduct and Ethics that is applicable to all employees and directors. Additionally, we maintain a Code of Ethics that is applicable to our Co-CEOs and Senior Financial Officers. These codes require continued observance of high ethical standards such as honesty, integrity and compliance with the law in the conduct of the our business. The Code of Ethics for our Co-CEOs and Senior Financial Officers is publicly available on our website at www.clairestores.com. We intend to post on our website amendments to or waivers from our Code of Business Conduct and Ethics. Violations under either code of conduct must be reported to the Audit Committee. These materials may also be requested in print by writing to the Director of Investor Relations at Claire’s Stores, Inc., 350 Fifth Avenue, New York, New York 10118.

Communications Between Shareholders and the Board

          The board of directors has designated Mr. Bruce Miller as the “presiding director” as that term is defined in Section 303A.03 of the NYSE Manual. Shareholders or other interested parties wishing to communicate with our board of directors should submit any communications in writing to the presiding director at Claire’s Stores, Inc., 350 Fifth Avenue, New York, New York 10118. The presiding director will determine whether to relay the communication to the full board or to any individual director or directors to whom the communication is directed.

Executive Sessions

          To ensure free and open discussion and communication among the non-management directors of the board, the non-management directors meet in executive sessions periodically, with no members of management present. Our independent directors meet in executive session at least twice per year. At every meeting of independent directors, the presiding director leads the meeting.

Evaluation of Directors

          The corporate governance and nominating committee oversees a formal evaluation process to assess the composition and performance of the board, each committee, and each individual director on an annual basis. The assessment is conducted to ensure the board, committees, and individual members are effective and productive and to identify opportunities for improvement and skill set needs. As part of the process, each member completes a detailed and thorough questionnaire that includes board, committee and individual assessments. While results are aggregated and summarized for discussion purposes, individual responses are not attributed to any member and are kept confidential to ensure honest and candid feedback is received. The corporate governance and nominating committee reports the results annually to the board, at which time the board discusses opportunities and agrees upon plans for improvement as appropriate. A director will not be nominated for reelection unless it is affirmatively determined that he or she is substantially contributing to the overall effectiveness of the board.

REPORT OF THE AUDIT COMMITTEE

          The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference in any other filing by us under the Securities Act of 1933 or the Securities Exchange Act of 1934.

          In accordance with its written charter adopted by our board of directors, the audit committee’s role is to act on behalf of the board of directors in the oversight of our accounting, auditing and financial reporting practices. The audit committee consists of three members, each of whom is “independent” as that term is defined under the applicable listing standards of the New York Stock Exchange, the Sarbanes-Oxley Act of 2002 and applicable Securities and Exchange Commission rules.

          The Sarbanes-Oxley Act of 2002 and the committee’s charter require that all services provided to us by KPMG LLP (KPMG), our independent auditors, be subject to pre-approval by the audit committee. The audit committee has established policies and procedures contemplated by these rules.

          The purpose of the audit committee is to assist our board in its oversight of:

•	the integrity of our financial reports and other written financial information filed by us with the Securities and Exchange Commission;

•	our systems of internal accounting and financial controls;

•	the qualifications, independence and performance of our independent auditors; and

•	our compliance with legal and regulatory requirements that may have a material impact on our financial statements.

          In carrying out these responsibilities, the audit committee, among other things:

•	monitors preparation of quarterly and annual financial reports by our management, including disclosures made in “Management’s Discussion and Analysis of Financial Condition and Results of Operations”;

•	supervises the relationship between us and our independent auditors, including making decisions with respect to their appointment or removal, reviewing the scope of their audit services, approving audit and non-audit services, and confirming the independence of the independent auditors; and

•	overseeing management’s implementation and maintenance of effective systems of internal and disclosure controls, including review of our internal audit program and the composition, function, staffing, budget and performance of the internal audit group.

          In fulfilling its oversight responsibilities, the audit committee reviewed the audited financial statements for fiscal 2005 with management, including a discussion of the quality, not just the acceptability, of the accounting principles employed, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. Management represented to the audit committee that our consolidated financial statements for fiscal 2005 were prepared in accordance with generally accepted accounting principles, and that our internal control over financial reporting as of the end of fiscal 2005 was effective. The audit committee reviewed and discussed the financial statements for fiscal 2005 with the independent auditors. Consistent with the requirements of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder, the audit committee discussed with the independent auditors all of the matters required to be discussed by Statement of Auditing Standards No. 61, Communications with Audit Committees, as amended. In addition, the audit committee has discussed with the independent auditors their independence from our management and from us, including matters in the written disclosures provided by the independent auditors to the audit committee as required by Independence Standards

Board Standard No. 1, Independence Discussion with Audit Committees. As part of this review, the audit committee considered whether the non-audit services provided to us by KPMG during fiscal 2005 were compatible with maintaining their independence. Upon its review, the audit committee has satisfied itself as to KPMG’s independence.

          In addition, the audit committee reviewed initiatives and programs aimed at strengthening the effectiveness of our internal control structure. As part of this process, the audit committee continued to monitor the scope and adequacy of our internal audit program, reviewing staffing levels and steps taken to implement recommended improvements in internal procedures and controls.

          The audit committee has a formal policy concerning approval of audit and non-audit services to be provided by our independent auditors, KPMG. The policy requires that all services to be provided by KPMG, including audit-related and non-audit services, must be pre-approved by the audit committee.

          The members of the audit committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of accounting or auditing. Members of the audit committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditors. Accordingly, the audit committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the audit committee’s considerations and discussions referred to above do not assure that the audits of the financial statements have been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that the auditors are in fact “independent.”

          In reliance on the reviews and discussions with management and the independent accountants referred to above, and subject to the limitations on its role and responsibilities described above, the audit committee recommended to our board of directors, and the board of directors has approved, that the audited financial statements be included in our Annual Report on Form 10-K for fiscal 2005 filed with the Securities and Exchange Commission. The undersigned members of the audit committee have submitted this report to us.

Members of the Audit Committee

Bruce G. Miller, Chairman
Steven H. Tishman
Martha Clark Goss (appointed in February 2005)

EXECUTIVE COMPENSATION

          The following table sets forth information concerning compensation awarded to, earned by or paid to our executive officers during fiscal 2005, collectively referred to below as the “named executive officers,” for services rendered to us during each of the past three fiscal years.

Summary Compensation Table

					Long Term
					Compensation Awards
	Annual Compensation				Restricted
				Other Annual	Stock	Securities	All Other
	Fiscal		Bonus	Compensation	Award(s)	Underlying	Compensation
Name and Principal Position	Year	Salary($)	($)	($)(1)	($)	Options (#)	($)(2)
E. Bonnie Schaefer
Co-Chairman and	2005	650,000	1,462,500	0	0	100,000	162,935
Co-Chief Executive	2004	400,000	800,000	0	0	0	1,994
Officer	2003	316,346	400,000	0	0	0	2,812

Marla L. Schaefer	2005	650,000	1,462,500	0	0	100,000	162,935
Co-Chairman and Co-Chief	2004	400,000	800,000	0	0	0	20,554
Executive Officer	2003	359,615	400,000	0	0	0	21,753

Ira D. Kaplan	2005	400,000	600,000	0	0	75,000	101,249
Senior Vice President and	2004	338,008	600,000	0	23,190	0	17,357
Chief Financial Officer	2003	330,000	350,000	0	0	0	20,284

(1)	Amounts for executive perquisites and other personal benefits, securities or property did not exceed the lesser of either $50,000 or 10% of annual salary and bonus.

(2)	Amounts represent matching contributions by us under our 401(k) profit sharing plan and our management deferred compensation plan, and a one-time special distribution from our deferred compensation plan paid to all participants as a result of a death of a participant.

Stock Option Grants

          The following table sets forth as to each of the named executive officers information with respect to option grants during fiscal 2005.

	Number of	% of Total
	Securities	Options
	Underlying	Granted to
	Options	Employees in	Exercise	Expiration	Grant Date
Name	Granted (#)	Fiscal 2005	Price ($)	Date	Present Value ($)(1)
E. Bonnie Schaefer	100,000	33.3	18.61	Feb. 2, 2014	915,230
Marla L. Schaefer	100,000	33.3	18.61	Feb. 2, 2014	915,230
Ira D. Kaplan	75,000	25.0	18.61	Feb. 2, 2014	686,422

(1)	This column represents the value of the options on the grant date using the Black-Scholes option pricing model for common stock, utilizing the following weighted average value assumptions: expected dividend yield of 1.3%; expected stock price volatility of 50%; risk-free interest rate of 4.6%; and expected life of options of 7 years. The actual value, if any, that an executive officer may realize will depend on the excess of the market price over the exercise price on the date the option is exercised; therefore, there is no assurance that the value realized by an executive will be at or near the value estimated by the Black-Scholes model.

Option Exercises and Year-End Values

          The following table sets forth certain information concerning the exercise of stock options by the named executive officers during fiscal 2005 and unexercised stock options held by the named executive officers as of January 29, 2005 under our 1991 and 1996 stock option plans.

			Number of Securities		Value of Unexercised
	Shares		Underlying Unexercised Options		In-the Money Options as of
	Acquired on	Value	Held as of January 29, 2005		January 29, 2005 (1)
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
E. Bonnie Schaefer	—	—	25,000	125,000	248,250	399,250
Marla L. Schaefer	—	—	125,000	125,000	1,364,250	399,250
Ira D. Kaplan	—	—	46,620	168,250	462,937	1,039,220

(1)	Value of unexercised in-the-money options is the sum of the value of each option granted, calculated on a grant by grant basis. The value of each option is equal to the product of the number of shares that could be acquired upon the exercise of unexercised options as of the end of fiscal 2005 multiplied by the difference between the exercise price for the grant and the market price on the last trading day of fiscal 2005 of $20.12 per share, excluding grants for which the difference is equal to or less than zero.

Compensation of Directors

          We do not pay director fees to directors who are our employees. For fiscal 2005, our non-employee directors received an annual retainer of $35,000 and received $1,000 for physical attendance at board and committee meetings or $500 for telephonic attendance at board and committee meetings. The audit committee chairman received an additional annual retainer of $5,000 and all audit committee members, including the chairman, received an additional annual retainer of $10,000. Other committee chairmen received an additional annual retainer of $2,500 and all members of other committees (including the chairman) received an additional annual retainer of $5,000. In addition, non-employee directors received options, subject to a one-year vesting schedule, to purchase 10,000 shares of our common stock granted on the date the director is elected by our shareholders at an exercise price equal to the fair market value of our common stock on the grant date. As a result, each of Messrs. Jick, Miller and Tishman and Ms. Lieff received an option grant to purchase 10,000 shares of our common stock on June 23, 2004. Our non-employee directors are reimbursed for out-of-pocket expenses incurred in connection with their attendance at board meetings. All fees earned by our non-employee directors are paid on a quarterly basis. Ms. Goss was appointed as a director after the end of fiscal 2005.

2005 Board of Directors Compensation (1)
				Annual
	Annual	Attendance		Committee		Stock
Director	Retainer	Fees	Chair Fees	Retainer(s)	Total	Options (2)
Marla L. Schaefer (3)	—	—	—	—	—	—
E. Bonnie Schaefer (3)	—	—	—	—	—	—
Ira D. Kaplan (3)	—	—	—	—	—	—
Bruce G. Miller	$35,000	$25,000	$5,000	$20,000	$85,000	10,000
Steven H. Tishman	$35,000	$20,500	$2,500	$15,000	$73,000	10,000
Todd D. Jick	$35,000	$22,000	$2,500	$10,000	$69,500	10,000
Ann Spector Lieff	$35,000	$26,500	—	$20,000	$81,500	10,000

(1)	Table does not include compensation for items such as reimbursement for out-of-pocket expenses.

(2)	Non-employee directors received options, subject to a one-year vesting schedule, to purchase 10,000 shares of our common stock upon date of election by our shareholders. Reflects options granted June 23, 2004 at an exercise price of $22.04, the fair market value of our common stock on the grant date.

(3)	We do not pay director fees to directors who are our employees.

Employment Agreements with our Co-CEOs

          On February 11, 2005, we entered into employment agreements with E. Bonnie Schaefer, our co-chief executive officer and co-chairman of the Board of Directors, and Marla Schaefer, our co-chief executive officer and co-chairman of the Board of Directors (whom we collectively refer to as the chief executives), which were approved by the compensation committee of the Board and our independent directors.

          Each of the employment agreements provides for an initial three-year term, with automatic one year renewal periods (with a three-year renewal period in the event of a change in control), unless we or the chief executive provides notice of non-renewal. Pursuant to the employment agreements, each chief executive will receive an annual base salary of $800,000 during the first year of the employment agreement, subject to increase thereafter based on annual review, with a minimum annual increase of three percent (3%). Each chief executive is also eligible to receive incentive compensation of up to 225% of such chief executive’s base salary (“Incentive Compensation”) based on achievement of performance criteria, to be established each year by an independent committee of the Board. Upon signing of the employment agreement, each chief executive was granted 75,000 shares of restricted stock, which shall vest twenty-five percent (25%) on February 1, 2006, twenty-five (25%) on February 1, 2007 and fifty (50%) on February 1, 2008. Each chief executive shall be entitled to receive performance shares during each year of employment, subject to the achievement of performance goals established by the Compensation Committee. The performance goals for fiscal 2006 were established by the Compensation Committee in April 2005. The employment agreements provide for expense reimbursements and other customary employee benefits.

          If the chief executive is terminated by us without cause (as defined in the employment agreements) or the chief executive terminates her employment for good reason (as defined in the employment agreements): (i) the chief executive shall receive payment of two (2) times the amount of the chief executive’s annual base salary; (ii) the chief executive shall receive payment of two (2) times the Incentive Compensation (determined as set forth in the employment agreements); and (iii) we shall continue to provide the chief executive with certain benefits until the chief executive’s full retirement date for Social Security purposes or until the age of seventy (70). Also, the restricted stock and performance shares held by chief executive shall immediately vest.

          If we terminate the chief executive pursuant to a change of control (as defined in the employment agreements): (i) the chief executive shall receive payment of three (3) times the amount of the chief executive’s annual base salary; (ii) the chief executive shall receive payment of three (3) times the Incentive Compensation (determined as set forth in the employment agreements); and (iii) we shall continue to provide the chief executive with her benefits under the employment agreement until the chief executive’s full retirement date for Social Security purposes or until the age of seventy (70). Also, the restricted stock and performance shares held by chief executive shall immediately vest.

          If the chief executive’s employment is terminated as a result of disability, or if the chief executive terminates her employment with us without good reason, we shall provide certain benefits as set forth in the employment agreements for a period of twelve (12) months (or in the case of disability, thirty-six (36) months). In the case where we terminate the chief executive’s employment for cause or the chief executive terminates her employment without good reason, the portion of the restricted stock and performance shares that have not vested as of the termination date shall terminate; however, if the chief executive’s employment is terminated because of disability or death, the restricted stock and performance shares held by chief executive shall immediately vest.

          Each of the employment agreements provides for customary protections of our confidential information and intellectual property and that each chief executive shall not, during her employment term and for a period of two (2) years following her period of employment, compete with us, employ or attempt to employ employees of ours, or call on or solicit any of the actual or targeted prospective customers or clients of ours.

Employee Benefit Plans

          1996 Incentive Compensation Plan. On August 13, 1996, our board of directors adopted the 1996 Stock Option Plan, which was approved by our shareholders at our 1997 annual meeting. On February 16, 2000, our board adopted an amendment to the Plan in order to increase the number of shares of common stock available for grant under the Plan from 6,000,000 to 8,000,000, plus the number of shares unused or recaptured under our 1991 Stock

Option Plan, which was approved by our shareholders at the 2000 annual meeting. The 1996 Plan expires on August 13, 2006. On March 12, 2003, our board of directors approved additional amendments to and restatement of the 1996 Plan, which were approved by our shareholders at the 2003 annual meeting. All of these numbers have been restated to reflect our stock split in December 2003.

          The purpose of the 1996 Plan is to provide an additional incentive to attract and retain qualified competent persons who provide services and upon whose efforts and judgment our success is largely dependent, through the encouragement of stock ownership in us by these persons. In furtherance of this purpose, the 1996 Plan authorizes, among other things, the discretion to grant incentive stock options, nonqualified stock options, restricted stock, stock appreciation rights, or SARs, and other stock-related awards and performance or annual incentive awards to purchase shares of the common stock to all regular employees, including directors and officers who are regular employees, non-employee directors, and persons who provide consulting or other services to us as independent contractors. The 1996 Plan also provides for participants to finance the exercise of options and the payment of taxes in connection therewith, as well as the use of already owned shares of common stock as payment of the exercise price for options granted under the 1996 Plan.

          The 1996 Plan is administered by the compensation committee which has been designated by our board and which consists entirely of independent directors. Both our board and the committee have the power to determine who should be awarded options, the number of shares to be granted and the exercise price of the options and other terms. In addition, both our board and the committee have the power and authority to construe and interpret the 1996 Plan, and the acts of the board or the committee are final, conclusive and binding upon all interested parties.

          An aggregate of 8,000,000 shares (plus the number of shares unused or recaptured under our 1991 Stock Option Plan) of common stock have been reserved for issuance upon exercise of options granted under the 1996 Plan. The shares acquired upon exercise of options granted under the 1996 Plan are authorized and issued shares of our common stock. Our shareholders do not have any preemptive rights to purchase or subscribe for any common stock by reason of the reservation and issuance of common stock under the 1996 Plan. If any option granted under the 1996 Plan should expire or terminate for any reason other than having been exercised in full, the unpurchased shares subject to that option will again be available for purposes of the 1996 Plan. The 1996 Plan limits the total aggregate number of options, SARs, restricted shares of common stock, deferred shares of common stock, shares as a bonus or in lieu of our other obligations, and other stock-based awards granted to any one participant to 500,000 for each type of award. The maximum amount that may be paid out as an annual incentive award or other cash award in any fiscal year to any one participant is $1,000,000, and the maximum amount that may be earned as a performance award or other cash award in respect of a performance period by any one participant is $5,000,000.

          All grants of options or SARs under the 1996 Plan are evidenced by an agreement between us and the grantee which contains the terms and conditions of the award, such as the exercise price, term and any restrictions on the exercisability of the options or SARs granted. The exercise price per share subject to an option and the grant price of an SAR are determined by the board or the committee, but in the case of an ISO must not be less than the fair market value of a share of our common stock on the date of grant. The exercise price of an option may be paid in cash, by certified or official bank check, by money order, by delivery of already owned shares of common stock having a fair market value equal to the exercise price, by the withholding of shares issuable upon exercise of the option, by such other consideration as our board or committee deems appropriate or by a combination of the foregoing. Generally, options or SARs granted under the 1996 Plan are not assignable or transferable, other than by will or by the laws of descent and distribution or, in the case of a nonqualified stock option, with the prior consent of our board or the committee. During the lifetime of an optionee, an option is exercisable only by the optionee or a permitted transferee. The expiration date of an option will be determined by the board or the committee at the time of the grant, but in no event will an option be exercisable after the expiration of ten years from the date of grant.

          Our board or the committee may amend the 1996 Plan or any option at any time, provided that such amendment may not substantially impair the rights of an optionee under an outstanding option without the optionee’s consent. We are proposing that the 1996 Plan be replaced with the 2005 Plan. See “Proposal 2 – Approval of the Claire’s Stores, Inc. 2005 Incentive Compensation Plan.”

          Claire’s Stores, Inc. Management Deferred Compensation Plan. Effective as of July 26, 1999, we adopted a non-qualified deferred compensation plan, referred to as the Claire’s Stores, Inc. Management Deferred Compensation Plan, or the 1999 Deferred Compensation Plan. The 1999 Deferred Compensation Plan was amended on January 1, 2001. In response to new legislation enacted at the end of calendar year 2004, the 1999 Deferred Compensation Plan was frozen, effective as of February 4, 2005, and no future contributions are to be made into the 1999 Deferred Compensation Plan on or after that date. The 1999 Deferred Compensation Plan will continue to remain in existence until all benefits are paid out to the participants and beneficiaries, in accordance with and pursuant to the terms set forth in the 1999 Deferred Compensation Plan.

          The purpose of the 1999 Deferred Compensation Plan was to permit some of our selected key employees to elect to defer all or a portion of their cash compensation to be received from us until the earlier of the termination of his or her employment with us or a specified date in the future, as indicated in the initial election form executed by the individual key employee. In the event of a change in control, as defined in the 1999 Deferred Compensation Plan, all amounts contributed to the 1999 Deferred Compensation Plan will become immediately payable to the participants in accordance with their individual account balances.

          The key employees had the ability to elect to defer up to one hundred (100%) of their base salary and one hundred percent (100%) of their bonuses for a plan year, which, for purposes of the 1999 Deferred Compensation Plan, is a calendar year.

          In addition to the elective deferrals described above, participants may have received a discretionary employer contribution which was determined by us on an annual basis. The individual amounts for each participant, which is not necessarily the same for each participant, was based upon a certain percentage of the participant’s base salary for the plan year and the number of years of employment with us. The actual percentage amounts are set forth in the 1999 Deferred Compensation Plan.

          Each participant is one hundred percent (100%) vested in all contributions, including elective deferrals and discretionary employer contributions, made on his or her behalf to the 1999 Deferred Compensation Plan, if any, at all times.

          Participants may select from a variety of investment alternatives, including life insurance, for purposes of calculating the investment return attributable to their elective deferrals and/or the non-discretionary employer contributions made on their behalf. Under the terms of the 1999 Deferred Compensation Plan, we will be required to pay out amounts to a participant based upon the investment alternatives selected by the participant.

          All amounts contributed to the 1999 Deferred Compensation Plan, including the participant elective deferrals and the discretionary employer contributions, were funded into a grantor rabbi trust and, thus, all such amounts remain subject to the claims of our creditors in the event we become bankrupt or insolvent.

          At the appropriate time of distribution, each participant shall receive either a lump sum distribution or installment payments of the contributions, including the elective deferrals, the discretionary employer contributions and earnings thereon, if any, made to the 1999 Deferred Compensation Plan on his or her behalf. The actual method of distribution will depend upon the event which gives rise to the right of distribution. For example, if a participant terminates employment due to retirement, as defined in the 1999 Deferred Compensation Plan, he or she will have the option of receiving his or her benefits in the form of a lump sum or installments payable over either 5, 10 or 15 years. In the event that a participant dies while employed by us, his or her beneficiary or beneficiaries may be entitled to receive additional death benefits under the 1999 Deferred Compensation Plan. In-service withdrawals with a penalty or other withdrawals to cover unforeseen financial emergencies are also allowed, subject to the terms of the 1999 Deferred Compensation Plan.

          Claire’s Stores, Inc. 2005 Management Deferred Compensation Plan. In response to new legislation that was enacted at the end of calendar year 2004, we adopted a new non-qualified deferred compensation plan, referred to as the Claire’s Stores, Inc. 2005 Management Deferred Compensation Plan, or 2005 Deferred Compensation Plan, effective as of February 4, 2005. The 2005 Deferred Compensation Plan is substantially the same as the 1999 Deferred Compensation Plan, except for the changes required by the new legislation.

          The purpose of the 2005 Deferred Compensation Plan is to permit some of our selected key employees to elect to defer all or a portion of their cash compensation to be received from us until the earlier of the termination of his or her employment with us or a specified date in the future, as indicated in the initial election form executed by the individual key employee. In the event of a change in control, as defined in the 2005 Deferred Compensation

Plan, all amounts contributed to the 2005 Deferred Compensation Plan will become immediately payable to the participants in accordance with their individual account balances.

          The key employees have the ability to elect to defer up to one hundred (100%) of their base salary and one hundred percent (100%) of their bonuses for a plan year, which, for purposes of the 2005 Deferred Compensation Plan, is a calendar year.

          In addition to the elective deferrals described above, participants may receive a discretionary employer contribution which is determined by us on an annual basis. The individual amounts for each participant, which is not necessarily the same for each participant, will be based upon a certain percentage of the participant’s base salary for the plan year and years of employment with us. The actual percentage amounts are set forth in the 2005 Deferred Compensation Plan.

          Each participant will be one hundred percent (100%) vested in all contributions, including elective deferrals and discretionary employer contributions, made on his or her behalf to the 2005 Deferred Compensation Plan, if any, at all times.

          Participants may select from a variety of investment alternatives, including life insurance, for purposes of calculating the investment return attributable to their elective deferrals and/or the non-discretionary employer contributions made on their behalf. Under the terms of the 2005 Deferred Compensation Plan, we will be required to pay out amounts to a participant based upon the investment alternatives selected by the participant.

          All amounts contributed to the 2005 Deferred Compensation Plan, including the participant elective deferrals and the discretionary employer contributions, shall be funded into a grantor rabbi trust and, thus, all such amounts remain subject to the claims of our creditors in the event we become bankrupt or insolvent.

          At the appropriate time of distribution, each participant shall receive either a lump sum distribution or installment payments of the contributions, including the elective deferrals, the discretionary employer contributions and earnings thereon, if any, made to the 2005 Deferred Compensation Plan on his or her behalf. The actual method of distribution will depend upon the event which gives rise to the right of distribution. For example, if a participant terminates employment due to retirement, as defined in the Deferred Compensation Plan, he or she will have the option of receiving his or her benefits in the form of a lump sum or installments payable over either a period from 5 to 15 years. In the event that a participant dies while employed by us, his or her beneficiary or beneficiaries may be entitled to receive additional death benefits under the 2005 Deferred Compensation Plan. In-service withdrawals to cover unforeseen financial emergencies are also allowed, subject to the terms of the 2005 Deferred Compensation Plan.

Compensation Committee Interlocks and Insider Participation

          No member of the compensation committee is now or ever was an officer or an employee of ours. During fiscal 2005, none of our executive officers served on the board of directors or compensation committee of any company which any of our compensation committee members serve as executives or employees.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

          The following Compensation Committee Report on Executive Compensation and the performance graph included elsewhere in this proxy statement do not constitute soliciting material and should not be deemed filed or incorporated by reference in any other filing by us under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this report or the performance graph by reference therein.

Compensation Philosophy

          Our compensation philosophy is to maximize shareholder value over time by aligning executive compensation with our financial and operational performance, individual contribution and shareholder returns. The executive compensation program is designed to:

•	support a performance-oriented environment that links executive rewards to shareholder value creation;

•	motivate and reward achievement of annual and long-term objectives; and

•	provide competitive total compensation that enables attraction and retention of key executive talent.

          Performance criteria are reviewed each year to ensure consistency with our business strategies. Executive officers are also given annual goals against which individual performance is evaluated. The three main components comprising our executive compensation program during fiscal 2005 were:

•	base salary;

•	annual incentive bonus; and

•	long-term incentives.

          We review the executive compensation program annually to ensure that the overall package and each component are competitive and appropriately weighted. We use internal resources and, with respect to establishing compensation for fiscal 2005, we used a nationally recognized independent compensation consultant, to assess the competitiveness of our executive compensation arrangements. Market data from compensation surveys prepared by national consulting companies, which include specialty retail companies, are considered when setting executive compensation. However, we also look beyond the competitive survey data during our deliberations and place significant weight on individual job performance, future potential, the importance of retention of individual executives based on their contribution to our business, contribution by our executives to the increase in our shareholder value, the family history of the co-chief executive officers’ relationship with us, and the longevity of our other executive officer’s tenure with us. Each year, Ms. Marla Schaefer, the Company’s Co-Chairman and Co-CEO, and Ms. Bonnie Schaefer, the Company’s Co-Chairman and Co-CEO, whom we collectively refer to as the Co-CEOs, evaluate our other executive officer and discuss with us their assessment of these factors and how they should impact compensation decisions. Based on our assessment of this information, we consider the Co-CEOs’ compensation recommendations and make any modifications we determine are appropriate. We approve all individual compensation actions and employment arrangements for executive officers, including any severance benefits.

          During fiscal 2005, we met to determine performance criteria for cash bonuses for fiscal 2005 for our named executive officers, and approved and recommended to the full board the adoption of employment agreements for our co-chief executive officers. During the first quarter of fiscal 2006, we approved and recommended to the Board for adoption and approval (subject to shareholder approval), the Company’s 2005 Plan. We are responsible for administering the Company’s 1996 Stock Option Plan and will be responsible for administering the Company’s 2005 Plan (if approved by the Company’s shareholders at the 2005 annual meeting).

Executive Officer Compensation

          Base Compensation

          We review base salaries for our named executive officers annually. Our goal is to pay competitive base salaries, which we set at levels that will effectively attract and retain top talent. We take into consideration the market data previously discussed and, with respect to our other executive officer, the Co-CEOs’ evaluation and recommendations. We also consulted with a nationally recognized independent compensation consultant in establishing base salary for our named executive officers. The base salaries of our named executive officers were based on the philosophies and objectives set forth above. We also consider the performance of the executive officer in his or her particular area of responsibility, overall contribution to the Company’s performance, and future contributions the executive officers are believed to be able to make to the Company. Base salaries for our executive officers were increased for fiscal 2005 with special consideration given to the following factors:

•	the Company’s continued successful performance in fiscal 2005;

•	length of service and knowledge of our business by our executive officers; and

•	increase in shareholder value since our CO-CEOs assumed their responsibilities in fiscal 2003

          Annual Incentive Compensation

          At a meeting in April 2004, we finalized the fiscal 2005 performance targets for our named executive officers based on performance targets related to increases in net income, as adjusted, over the prior fiscal year. These targets provided for the payment of bonuses ranging from 25% to 225% of base salary for our co-chief executive officers and 15% to 150% of base salary for our other executive officer. Our named executive officers earned the maximum bonus for fiscal 2005 based on this performance criteria. See “Executive Compensation.”

          Long-Term Incentive Compensation

          Stock Options

          In fiscal 2005, we granted to our named executive officers an aggregate of 275,000 options to purchase our common stock with an exercise price equal to the fair market value of the common stock on the date of grant.

          Restricted Stock

          Upon signing of their employment agreements, each of our Co-CEOs was granted 75,000 shares of restricted stock, which shall vest twenty-five percent (25%) on February 1, 2006, twenty-five (25%) on February 1, 2007 and fifty (50%) on February 1, 2008. These awards were not intended to, and may not, qualify as performance-based compensation under Section 162(m) of the Code.

          Long-Term Incentive Plan

          For future periods, beginning with fiscal 2006, we moved to a system of executive officer long-term incentive compensation based on performance goals (“Share Performance Goals”) for performance shares that may be earned over a three-year performance period commencing February 1, 2005. The Share Performance Goals for the performance shares granted for fiscal 2006 to our named executive officers are based on increases in income, before income taxes, minus interest income, plus interest expense, plus or minus special items over the prior fiscal year in the three-year period. The performance shares are further subject to a vesting schedule of 25%, 25% and 50% over the three-year period. In fiscal 2006, our Co-CEOs were each granted 50,000 performance shares and our other executive officer was granted 20,000 performance shares, subject to achievement of the Share Performance Goals. The Share Performance Goals for fiscal 2006 are subject to targets and associated levels (e.g. threshold, plan and a maximum level) for participation that could result in performance shares being issued at 50%, 100% or 200% of the amount of performance shares granted.

Co-Chief Executive Officers’ Compensation

          We believe that the compensation of the Co-CEOs should be closely tied to the Company’s success, and should provide each of the Co-CEOs with a stake in the future success of the Company. For fiscal 2005, each of the Co-CEOs base salary was $650,000 and each of the Co-CEOs was awarded a bonus equal to 225% of their base salary (or $1,462,500), which was based on the achievement of performance goals established by our compensation committee in April 2004. Those goals were based on increases in the Company’s annual net income, as adjusted, over the prior fiscal year. In February 2005, each of the Co-CEOs received a restricted stock grant for 75,000 shares subject to the vesting schedule described below.

          As described under “Employment Agreements with the Co-CEOs” above, the Company entered into three-year employment agreements with each of the Co-CEOs on February 11, 2005. In considering the adoption of each of the employment agreements, we engaged the services of a prominent compensation consulting firm, which we refer to as the Consultant, to conduct an independent compensation review, including a review of salary, bonus and stock option grants for each of the Co-CEOs. The Consultant submitted its recommendations to us and recommended an increase in salary for each of the Co-CEOs. The recommendation was based on the Consultant’s survey of comparable public companies of our size and the conclusion that the current Co-CEOs compensation levels were below market. Under the employment agreements, each of the Co-CEOs (i) receive base salary of $800,000 for fiscal 2006, (ii) was granted 50,000 performance shares for fiscal 2006, subject to achievement of established performance goals described above, and (iii) was granted 75,000 shares of restricted stock which vest twenty-five percent (25%) on February 1, 2006, twenty-five (25%) on February 1, 2007, and fifty (50%) on February 1, 2008.

Section 162(m) of the Code

          In 1993, Section 162(m) was added to the Internal Revenue Code of 1986, as amended. This section generally provides that no publicly held company shall be permitted to deduct compensation in excess of $1 million paid in any taxable year to its chief executive officer or any of its four other highest paid officers unless:

•	the compensation is payable solely on account of the attainment of performance goals;

•	the performance goals are determined by a compensation committee of two or more outside directors;

•	the material terms under which compensation is to be paid are disclosed to and approved by the shareholders of the company; and

•	a compensation committee certifies that the performance goals were met.

          The effect of Section 162(m) is applicable to the Company only in the case of our current named executive officers who have received compensation in excess of $1 million. We believe that each of the Company’s 1996 stock option plan and the Company’s 2005 Plan (being submitted for shareholder approval hereby) has been structured in a manner that satisfies the requirements of Section 162(m). We established performance-based goals for fiscal 2005 for each of our current named executive officers with respect to cash annual incentive compensation bonuses.

Members of the Compensation Committee

Todd D. Jick, Chairman
Ann Spector Lieff
Bruce G. Miller

Equity Compensation Plan Information

          The following table provides information as of January 29, 2005 with respect to compensation plans, including individual compensation arrangements, under which our common stock and Class A common stock are authorized for issuance.

Equity Compensation Plan Information
Number of securities
	Number of securities		remaining available for
	to be issued upon	Weighted-average	future issuance under equity
	exercise of	exercise price of	compensation plans
	outstanding options,	outstanding options,	(excluding securities reflected
Plan Category	warrants and rights	warrants and rights	in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	1,511,813	$15.40	7,295,792
Equity compensation plans not approved by security holders	—	—	—
Total	1,511,813	$15.40	7,295,792

PROPOSAL 2 — APPROVAL OF THE CLAIRE’S STORES, INC. 2005 INCENTIVE COMPENSATION PLAN

     Background and Purpose

          On March 9, 2005, our board of directors, upon recommendation of our compensation committee, adopted a new 2005 Incentive Compensation Plan, which we refer to as the 2005 Plan, and recommended that it be submitted to our shareholders for their approval at the next annual meeting. The primary reason that our board adopted the 2005 Plan is because our 1996 Plan will expire next year.

          The purpose of the 2005 Plan is to provide a means for us and our subsidiaries and other designated affiliates of ours, which we refer to as Related Entities, to attract key personnel to provide services to us and our Related Entities, as well as, to provide a means whereby those key persons can acquire and maintain stock ownership, thereby strengthening their commitment to the welfare of us and our Related Entities and promoting the mutuality of interests between participants and our shareholders. A further purpose of the 2005 Plan is to provide participants with additional incentive and reward opportunities designed to enhance the profitable growth of us and our Related Entities, and provide participants with annual and long term performance incentives to expend their maximum efforts in the creation of shareholder value.

          The terms of the 2005 Plan provide for grants of stock options, stock appreciation rights or SARs, restricted stock, deferred stock, other stock-related awards and performance awards that may be settled in cash, stock or other property.

          The effective date of the 2005 Plan is the date that our shareholders approve the 2005 Plan. As of the date of this proxy statement, we have not granted any awards under the 2005 Plan.

          Shareholder approval of the 2005 Plan is required (i) to comply with certain exclusions from the limitations of Section 162(m) of the Internal Revenue Code of 1986, which we refer to as the Code, as described below, (ii) for the 2005 Plan to be eligible under the “plan lender” exemption from the margin requirements of Regulations T, U and X of the Board of Governors of the Federal Reserve System, (iii) to comply with the incentive stock options rules under Section 422 of the Code and (iv) for purposes of complying with the shareholder approval requirements for the listing of shares on the New York Stock Exchange.

          The following is a summary of certain principal features of the 2005 Plan. This summary is qualified in its entirety by reference to the complete text of the 2005 Plan. Shareholders are urged to read the actual text of the 2005 Plan in its entirety which is set forth as Exhibit A to this proxy statement.

     Shares Available for Awards; Annual Per-Person Limitations

          Under the 2005 Plan, the total number of shares of our common stock that may be subject to the granting of awards under the 2005 Plan at any time during the term of the Plan shall be equal to 2,000,000 shares, increased by any shares remaining available for delivery under the Claire’s Stores, Inc. 1996 Incentive Compensation Plan as of the date on which our board of directors approved the 2005 Plan, which was approximately 7,300,000 shares as of the end of fiscal 2005. The foregoing limit shall be increased by the number of shares with respect to awards previously granted under the 2005 Plan that are forfeited, expire or otherwise terminate without issuance of shares, or that are settled for cash or otherwise do not result in the issuance of shares, and the number of shares that are tendered (either actually or by attestation) or withheld upon exercise of an award, to pay the exercise price or any tax withholding requirements. Awards issued in substitution for awards previously granted by a company acquired by us or a Related Entity, or with which we or any Related Entity combines, do not reduce the limit on grants of Awards under the 2005 Plan.

          No awards may be made under the Claire’s Stores, Inc. 1996 Plan after the effective date of the 2005 Plan.

          The 2005 Plan imposes individual limitations on the amount of certain awards in part to comply with Code Section 162(m). Under these limitations, during any fiscal year during any part of which the 2005 Plan is in effect, no participant may be granted (i) options or stock appreciation rights with respect to more than 500,000 shares, or (ii) shares of restricted stock, shares of deferred stock, performance shares and other stock based-awards with respect to more than 500,000 shares, subject to adjustment in certain circumstances. The maximum amount that may be paid out as performance units in any 12-month period is $5,000,000 (pro-rated for any performance period that is less than 12 months based upon the ratio of the number of days in the performance period as compared to 365), and the maximum amount that may be paid out as performance units in any performance period that is greater than 12 months is $10,000,000.

          A committee of our Board of Directors, which we refer to as the Committee, is to administer the 2005 Plan. See “Administration.” below. The Committee is authorized to adjust the limitations described in the two preceding paragraphs and is authorized to adjust outstanding awards (including adjustments to exercise prices of options and other affected terms of awards) in the event that a dividend or other distribution (whether in cash, shares of common stock or other property), recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange or other similar corporate transaction or event affects our common stock so that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of participants. The Committee is also authorized to adjust performance conditions and other terms of awards in response to these kinds of events or in response to changes in applicable laws, regulations or accounting principles.

     Eligibility

          The persons eligible to receive awards under the 2005 Plan are the officers, directors, employees and independent contractors of ours and our Related Entities. An employee on leave of absence may be considered as still in our employ or in the employ of a Related Entity for purposes of eligibility for participation in the 2005 Plan.

     Administration

          Our Board of Directors shall select the Committee that will administer the 2005 Plan. Currently, the 2005 Plan shall be administered by our compensation committee. All Committee members must be “non-employee directors” as defined by Rule 16b-3 of the Exchange Act, “outside directors” for purposes of Section 162(m) of the Code, and independent as defined by the New York Stock Exchange or any other national securities exchange on which our securities may be listed for trading in the future. However, except as otherwise required to comply with Rule 16b-3 of the Exchange Act or Section 162(m) of the Code, our Board of Directors may exercise any power or authority granted to the Committee. Subject to the terms of the 2005 Plan, the Committee is authorized to select eligible persons to receive awards, determine the type and number of awards to be granted and the number of shares of our common stock to which awards will relate, specify times at which awards will be exercisable or settleable (including performance conditions that may be required as a condition thereof), set other terms and conditions of awards, prescribe forms of award agreements, interpret and specify rules and regulations relating to the 2005 Plan and make all other determinations that may be necessary or advisable for the administration of the 2005 Plan.

     Stock Options and SARs

          The Committee is authorized to grant stock options, including both incentive stock options or ISOs, which can result in potentially favorable tax treatment to the participant, and non-qualified stock options, and SARs entitling the participant to receive the amount by which the fair market value of a share of our common stock on the date of exercise (or the “change in control price,” as defined in the Plan, following a change in control) exceeds the grant price of the SAR. The exercise price per share subject to an option and the grant price of an SAR are determined by the Committee, but in the case of an ISO must not be less than the fair market value of a share of our common stock on the date of grant. For purposes of the 2005 Plan, the term “fair market value” means the fair market value of our common stock, awards or other property as determined by the Committee or under procedures established by the Committee. Unless otherwise determined by the Committee or our Board of Directors, the fair market value of our common stock as of any given date shall be the closing sales price per share of our common stock as reported on the principal stock exchange or market on which our common stock is traded on the date as of which such value is being determined or, if there is no sale on that date, the last previous day on which a sale was reported. The maximum term of each option or SAR, the times at which each option or SAR will be exercisable, and provisions requiring forfeiture of unexercised options or SARs at or following termination of employment or service generally are fixed by the Committee except that no option or SAR may have a term exceeding 10 years. Options may be exercised by payment of the exercise price in cash, shares that have been held for at least six months (or that the Committee otherwise determines will not result in a financial accounting charge to us), outstanding awards or other property having a fair market value equal to the exercise price, as the Committee may determine from time to time. Methods of exercise and settlement and other terms of the SARs are determined by the Committee. SARs granted under the 2005 Plan may include “limited SARs” exercisable for a stated period of time following a change in control of us or upon the occurrence of some other event specified by the Committee, as discussed below.

     Restricted and Deferred Stock

          The Committee is authorized to grant restricted stock and deferred stock. Restricted stock is a grant of shares of our common stock which may not be sold or disposed of, and which may be forfeited in the event of certain terminations of employment or service, prior to the end of a restricted period specified by the Committee. A participant granted restricted stock generally has all of the rights of a shareholder of ours, unless otherwise determined by the Committee. An award of deferred stock confers upon a participant the right to receive shares of our common stock at the end of a specified deferral period, and may be subject to possible forfeiture of the award in the event of certain terminations of employment prior to the end of a specified restricted period. Prior to settlement, an award of deferred stock carries no voting or dividend rights or other rights associated with share ownership, although dividend equivalents may be granted, as discussed below.

     Dividend Equivalents

          The Committee is authorized to grant dividend equivalents conferring on participants the right to receive, currently or on a deferred basis, cash, shares of our common stock, other awards or other property equal in value to dividends paid on a specific number of shares of our common stock or other periodic payments. Dividend equivalents may be granted alone or in connection with another award, may be paid currently or on a deferred basis and, if deferred, may be deemed to have been reinvested in additional shares of our common stock, awards or otherwise as specified by the Committee.

     Bonus Stock and Awards in Lieu of Cash Obligations

          The Committee is authorized to grant shares of our common stock as a bonus free of restrictions, or to grant shares of our common stock or other awards in lieu of our obligations to pay cash under the 2005 Plan or other plans or compensatory arrangements, subject to such terms as the Committee may specify.

     Other Stock-Based Awards

          The Committee is authorized to grant awards under the 2005 Plan that are denominated or payable in, valued by reference to, or otherwise based on or related to shares of our common stock. Such awards might include convertible or exchangeable debt securities, other rights convertible or exchangeable into shares of our common stock, purchase rights for shares of our common stock, awards with value and payment contingent upon our performance or any other factors designated by the Committee, and awards valued by reference to the book value of shares of our common stock or the value of securities of or the performance of specified subsidiaries or business units. The Committee determines the terms and conditions of such awards.

     Performance Awards

          The right of a participant to exercise or receive a grant or settlement of an award, and the timing thereof, may be subject to such performance conditions (including subjective individual goals) as may be specified by the Committee. In addition, the 2005 Plan authorizes specific performance awards, which represent a conditional right to receive cash, shares of our common stock or other awards upon achievement of certain preestablished performance goals and subjective individual goals during a specified fiscal year. Performance awards granted to persons whom the Committee expects will, for the year in which a deduction arises, be “covered employees” (as defined below) will, if and to the extent intended by the Committee, be subject to provisions that should qualify such awards as “performance-based compensation” not subject to the limitation on tax deductibility by us under Code Section 162(m). For purposes of Section 162(m), the term “covered employee” means our chief executive officer and each other person whose compensation is required to be disclosed in our filings with the SEC by reason of that person being among our four highest compensated officers as of the end of a taxable year. If and to the extent required under Section 162(m) of the Code, any power or authority relating to a performance award intended to qualify under Section 162(m) of the Code is to be exercised by the Committee, not our Board of Directors.

          Subject to the requirements of the 2005 Plan, the Committee will determine performance award terms, including the required levels of performance with respect to specified business criteria, the corresponding amounts payable upon achievement of such levels of performance, termination and forfeiture provisions and the form of settlement. One or more of the following business criteria for us, on a consolidated basis, and/or for Related Entities, or for business or geographical units of ours and/or a Related Entity (except with respect to the total shareholder return and earnings per share criteria), shall be used by the Committee in establishing performance goals for performance awards to “covered employees” that are intended to qualify under Section 162(m): (1) earnings per share; (2) revenues or margins; (3) cash flow; (4) operating margin; (5) return on net assets, investment, capital, or equity; (6) economic value added; (7) direct contribution; (8) net income; pretax earnings; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings after interest expense and before extraordinary or special items; operating income; income before interest income or expense, unusual items and income taxes, local, state or federal and excluding budgeted and actual bonuses which might be paid under any ongoing bonus plans of the Company; (9) working capital; (10) management of fixed costs or variable costs; (11) identification or consummation of investment opportunities or completion of specified projects in accordance with corporate business plans, including strategic mergers, acquisitions or divestitures; (12) total shareholder return; (13) debt reduction; (14) comparable store sales; (15) inventory turn; (16) markdowns as a percentage of sales; and (17) selling, general and administrative expenses as a percentage of sales; and (18) any of the above goals determined on an absolute or relative basis or as compared to the performance of a published or special index deemed applicable by the Committee including, but not limited to, the Standard & Poor’s 500 Stock Index or a group of comparable companies. The Committee may exclude the impact of an event or occurrence which the Committee determines should appropriately be excluded, including without limitation (i) restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring charges, (ii) an event either not directly related to our operations or not within the reasonable control of our management, or (iii) a change in accounting standards required by generally accepted accounting principles.

          In granting performance awards, the Committee may establish unfunded award “pools,” the amounts of which will be based upon the achievement of a performance goal or goals based on one or more of certain business criteria described in the 2005 Plan (including, for example, total shareholder return, net income, pretax earnings, EBITDA, earnings per share, comparable store sales, and return on investment). During the first 90 days of a performance period, the Committee will determine who will potentially receive performance awards for that performance period, either out of the pool or otherwise.

          After the end of each performance period, the Committee will determine (i) the amount of any pools and the maximum amount of potential performance awards payable to each participant in the pools and (ii) the amount of any other potential performance awards payable to participants in the 2005 Plan. The Committee may, in its discretion, determine that the amount payable as a performance award will be reduced from the amount of any potential award.

     Other Terms of Awards

          Awards may be settled in the form of cash, shares of our common stock, other awards or other property, in the discretion of the Committee. The Committee may require or permit participants to defer the settlement of all or part of an award in accordance with such terms and conditions as the Committee may establish, including payment or crediting of interest or dividend equivalents on deferred amounts, and the crediting of earnings, gains and losses based on deemed investment of deferred amounts in specified investment vehicles. The Committee is authorized to place cash, shares of our common stock or other property in trusts or make other arrangements to provide for payment of our obligations under the 2005 Plan. The Committee may condition any payment relating to an award on the withholding of taxes and may provide that a portion of any shares of our common stock or other property to be distributed will be withheld (or previously acquired shares of our common stock or other property be surrendered by the participant) to satisfy withholding and other tax obligations. Awards granted under the 2005 Plan generally may not be pledged or otherwise encumbered and are not transferable except by will or by the laws of descent and distribution, or to a designated beneficiary upon the participant’s death, except that the Committee may, in its discretion, permit transfers for estate planning or other purposes subject to any applicable restrictions under Rule 16b-3 of the Exchange Act.

          Awards under the 2005 Plan are generally granted without a requirement that the participant pay consideration in the form of cash or property for the grant (as distinguished from the exercise), except to the extent required by law. The Committee may, however, grant awards in exchange for other awards under the 2005 Plan awards or under other company plans, or other rights to payment from us, and may grant awards in addition to and in tandem with such other awards, rights or other awards.

     Acceleration of Vesting; Change in Control

          The Committee may, in its discretion, accelerate the exercisability, the lapsing of restrictions or the expiration of deferral or vesting periods of any award, and such accelerated exercisability, lapse, expiration and if so provided in the award agreement, vesting shall occur automatically in the case of a “change in control” of the Company, as defined in the 2005 Plan (including the cash settlement of SARs and “limited SARs” which may be exercisable in the event of a change in control). In addition, the Committee may provide in an award agreement that the performance goals relating to any performance based award will be deemed to have been met upon the occurrence of any “change in control.” Upon the occurrence of a change in control, if so provided in the award agreement, stock options and limited SARs (and other SARs which so provide) may be cashed out based on a defined “change in control price,” which will be the higher of (i) the cash and fair market value of property that is the highest price per share paid (including extraordinary dividends) in any reorganization, merger, consolidation, liquidation, dissolution or sale of substantially all of our assets, or (ii) the highest fair market value per share (generally based on market prices) at any time during the 60 days before and 60 days after a change in control.

          For purposes of the 2005 Plan, a “change in control” will be deemed to occur upon the earliest of the following:

          (a) the acquisition by any Person of Beneficial Ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of fifty percent (50%) or more of either (1) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities); provided, however, that for this purpose, the following acquisitions shall not constitute a Change of Control: (w) any acquisition directly from us; (x) any acquisition by us; (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by us or any of our Related Entities; or (z) any acquisition by any corporation pursuant to a transaction which complies with clauses (1), (2) and (3) of (c) below; or

               (b) during any period of two (2) consecutive years (not including any period prior to the effective date of the 2005 Plan) individuals who constitute the Board on the effective date of the 2005 Plan (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the effective date of the 2005 Plan whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

               (c) consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving us or any of our subsidiaries, a sale or other disposition of all or substantially all of our assets, or the acquisition of assets or stock of another entity by us or any of our subsidiaries (each a “Business Combination”), in each case, unless, following such Business Combination, (1) all or substantially all of the individuals and entities who were the Beneficial Owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns us or all or substantially all of our assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (2) no Person (excluding any employee benefit plan (or related trust) of ours or such corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (3) at least a majority of the members of the Board of Directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

               (d) approval by our shareholders of our complete liquidation or dissolution.

     Amendment and Termination

          Our Board of Directors may amend, alter, suspend, discontinue or terminate the 2005 Plan or the Committee’s authority to grant awards without further shareholder approval, except shareholder approval must be obtained for any amendment or alteration if such approval is required by law or regulation or under the rules of any stock exchange or quotation system on which shares of our common stock are then listed or quoted. Thus, shareholder approval may not necessarily be required for every amendment to the 2005 Plan which might increase the cost of the 2005 Plan or alter the eligibility of persons to receive awards. Shareholder approval will not be deemed to be required under laws or regulations, such as those relating to ISOs, that condition favorable treatment of participants on such approval, although our Board of Directors may, in its discretion, seek shareholder approval in any circumstance in which it deems such approval advisable. Unless earlier terminated by our Board of Directors, the 2005 Plan will terminate at such time as no shares of our common stock remain available for issuance under the 2005 Plan and we have no further rights or obligations with respect to outstanding awards under the 2005 Plan.

     New Plan Benefits Table

          No benefits or amounts have been granted, awarded or received under the 2005 Plan. Given that awards under the 2005 Plan are determined by comparing actual performance to the performance goals established by the compensation committee, we cannot accurately predict award amounts that will be paid under the 2005 Plan. However, for illustrative purposes and as required by applicable regulations, the table below shows the awards received by such individuals for fiscal 2006 that would have been granted under the 2005 Plan had it been in effect.

          On April 26, 2005, the compensation committee adopted (i) share performance goals (“Share Performance Goals”) for performance shares that may be earned by each of our executive officers over a three-year performance period commencing February 1, 2005, and (ii) cash performance goals (“Cash Performance Goals”, and with the Share Performance Goals, the “Performance Goals”) for cash bonuses that may be earned by each of our executive officers for fiscal 2006. The following table sets forth the target awards that would be payable to our named executive officers and to all current executive officers as a group, assuming that the applicable Performance Goals established by the compensation committee for fiscal 2006 are exactly 100% achieved, the participants’ salaries and target awards are those in effect as of May 23, 2005 and that they remain constant throughout the performance period and the participants are employees at the time of payment. There can be no assurance that these assumptions actually will occur, and therefore, there can be no assurance that the target awards shown below will be paid. In addition, the annual benefits and amounts that will be received by the non-employee directors under the 2005 Plan are shown in the table below.

New Plan Benefits
2005 Incentive Compensation Plan

			Number of
			Performance
Name and Position	Dollar Value		Shares/Options
E. Bonnie Schaefer	$1,800,000	(1)	50,000	(2)
Marla L. Schaefer	1,800,000	(1)	50,000	(2)
Ira D. Kaplan	712,500	(3)	20,000	(2)
Executive Group	4,312,500		—
Non-executive Director Group	—		40,000	(4)
Non-executive Officer Employee Group	—	(5)	220,000	(6)

(1)	The Cash Performance Goals for fiscal 2006 provide for a payment of a cash bonus ranging from 25% to 225% of each of Bonnie Schaefer’s and Marla Schaefer’s base salary based on increases in Net Income, as Adjusted, over the prior fiscal year, and achievement of certain other financial goals relating to gross margins, inventory, markdowns, and expenses as a percentage of sales (“Other Financial Goals”). The dollar amount reflects a bonus paid at the maximum rate of 225%.

(2)	On April 26, 2005, the compensation committee granted 50,000, 50,000 and 20,000 performance shares under the 1996 Plan to E. Bonnie Schaefer, Marla Schaefer and Ira D. Kaplan, respectively. The Share Performance Goals for fiscal 2006 are subject to targets and associated levels (e.g. threshold, plan and a maximum level) for participation that could result in performance shares being issued at 50%, 100% or 200% of the amount of performance shares granted. The Share Performance Goals are based on increases in income before income taxes, minus interest income, plus interest expense, plus or minus special items (“Net Income, as Adjusted”) over the prior fiscal year in the three-year period and are further subject to a vesting schedule of 25%, 25% and 50% over the three-year period.

(3)	The Cash Performance Goals for fiscal 2006 provide for a payment of a cash bonus ranging from 25% to 150% of Mr. Kaplan’s base salary based on increases in Net Income, as Adjusted, over the prior fiscal year, and achievement of the Other Financial Goals. The dollar amount reflects a bonus paid at the maximum rate of 150%.

(4)	As described under “Compensation of Directors” above, this number represents the annual grant of non-qualified stock options to all non-employee directors to purchase 10,000 shares of common stock.

(5)	Cash bonuses that may be paid to employees other than the named executive officers for fiscal 2006 under individual arrangements between the Company and such employees are not reflected in this table.

(6)	Share performance goals for fiscal 2006 are subject to targets and associated levels (e.g. threshold, plan, and a maximum level) for participation that could result in performance shares being issued at 50%, 100% or 200% of the amount of the performance shares granted.

Federal Income Tax Consequences of Awards

          The 2005 Plan is not qualified under the provisions of section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974.

     Nonqualified Stock Options

          On exercise of a nonqualified stock option granted under the 2005 Plan an optionee will recognize ordinary income equal to the excess, if any, of the fair market value on the date of exercise of the shares of stock acquired on exercise of the option over the exercise price. If the optionee is an employee of ours or of a Related Entity, that income will be subject to the withholding of Federal income tax. The optionee’s tax basis in those shares will be equal to their fair market value on the date of exercise of the option, and his holding period for those shares will begin on that date.

          If an optionee pays for shares of stock on exercise of an option by delivering shares of our common stock, the optionee will not recognize gain or loss on the shares delivered, even if their fair market value at the time of exercise differs from the optionee’s tax basis in them. The optionee, however, otherwise will be taxed on the exercise of the option in the manner described above as if he had paid the exercise price in cash. If a separate identifiable stock certificate is issued for that number of shares equal to the number of shares delivered on exercise of the option, the optionee’s tax basis in the shares represented by that certificate will be equal to his tax basis in the shares delivered, and his holding period for those shares will include his holding period for the shares delivered. The optionee’s tax basis and holding period for the additional shares received on exercise of the option will be the same as if the optionee had exercised the option solely in exchange for cash.

          We will be entitled to a deduction for Federal income tax purposes equal to the amount of ordinary income taxable to the optionee, provided that amount constitutes an ordinary and necessary business expense for us and is reasonable in amount, and either the employee includes that amount in income or we timely satisfy our reporting requirements with respect to that amount.

     Incentive Stock Options

          The 2005 Plan provides for the grant of stock options that qualify as “incentive stock options” as defined in section 422 of the Code, which we refer to as ISOs. Under the Code, an optionee generally is not subject to tax upon the grant or exercise of an ISO. In addition, if the optionee holds a share received on exercise of an ISO for at least two years from the date the option was granted and at least one year from the date the option was exercised, which we refer to as the Required Holding Period, the difference, if any, between the amount realized on a sale or other taxable disposition of that share and the holder’s tax basis in that share will be long-term capital gain or loss.

          If, however, an optionee disposes of a share acquired on exercise of an ISO before the end of the Required Holding Period, which we refer to as a Disqualifying Disposition, the optionee generally will recognize ordinary income in the year of the Disqualifying Disposition equal to the excess, if any, of the fair market value of the share on the date the ISO was exercised over the exercise price. If, however, the Disqualifying Disposition is a sale or exchange on which a loss, if realized, would be recognized for Federal income tax purposes, and if the sales proceeds are less than the fair market value of the share on the date of exercise of the option, the amount of ordinary income recognized by the optionee will not exceed the gain, if any, realized on the sale. If the amount realized on a Disqualifying Disposition exceeds the fair market value of the share on the date of exercise of the option, that excess will be short-term or long-term capital gain, depending on whether the holding period for the share exceeds one year.

          An optionee who exercises an ISO by delivering shares of stock acquired previously pursuant to the exercise of an ISO before the expiration of the Required Holding Period for those shares is treated as making a Disqualifying Disposition of those shares. This rule prevents “pyramiding” or the exercise of an ISO (that is, exercising an ISO for one share and using that share, and others so acquired, to exercise successive ISOs) without the imposition of current income tax.

          For purposes of the alternative minimum tax, the amount by which the fair market value of a share of stock acquired on exercise of an ISO exceeds the exercise price of that option generally will be an adjustment included in the optionee’s alternative minimum taxable income for the year in which the option is exercised. If, however, there is a Disqualifying Disposition of the share in the year in which the option is exercised, there will be no adjustment with respect to that share. If there is a Disqualifying Disposition in a later year, no income with respect to the Disqualifying Disposition is included in the optionee’s alternative minimum taxable income for that year. In computing alternative minimum taxable income, the tax basis of a share acquired on exercise of an ISO is increased by the amount of the adjustment taken into account with respect to that share for alternative minimum tax purposes in the year the option is exercised.

          We are not allowed an income tax deduction with respect to the grant or exercise of an incentive stock option or the disposition of a share acquired on exercise of an incentive stock option after the Required Holding Period. However, if there is a Disqualifying Disposition of a share, we are allowed a deduction in an amount equal to the ordinary income includible in income by the optionee, provided that amount constitutes an ordinary and necessary business expense for us and is reasonable in amount, and either the employee includes that amount in income or we timely satisfy our reporting requirements with respect to that amount.

     Stock Awards

          Generally, the recipient of a stock award will recognize ordinary compensation income at the time the stock is received equal to the excess, if any, of the fair market value of the stock received over any amount paid by the recipient in exchange for the stock. If, however, the stock is non-vested when it is received under the 2005 Plan (for example, if the employee is required to work for a period of time in order to have the right to sell the stock), the recipient generally will not recognize income until the stock becomes vested, at which time the recipient will recognize ordinary compensation income equal to the excess, if any, of the fair market value of the stock on the date it becomes vested over any amount paid by the recipient in exchange for the stock. A recipient may, however, file an election with the Internal Revenue Service, within 30 days of his or her receipt of the stock award, to recognize ordinary compensation income, as of the date the recipient receives the award, equal to the excess, if any, of the fair market value of the stock on the date the award is granted over any amount paid by the recipient in exchange for the stock.

          The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired as stock awards will be the amount paid for such shares plus any ordinary income recognized either when the stock is received or when the stock becomes vested. Upon the disposition of any stock received as a stock award under the 2005 Plan the difference between the sale price and the recipient’s basis in the shares will be treated as a capital gain or loss and generally will be characterized as long-term capital gain or loss if the shares have been held for more than one year from the date as of which he or she would be required to recognize any compensation income.

     Stock Appreciation Rights

          We may grant SARs separate from any other award, which we refer to as Stand-Alone SARs, or in tandem with options, which we refer to as Tandem SARs, under the 2005 Plan. Generally, the recipient of a Stand-Alone SAR will not recognize any taxable income at the time the Stand-Alone SAR is granted.

          With respect to Stand-Alone SARs, if the recipient receives the appreciation inherent in the SARs in cash, the cash will be taxable as ordinary compensation income to the recipient at the time that the cash is received. If the recipient receives the appreciation inherent in the SARs in shares of stock, the recipient will recognize ordinary compensation income equal to the excess of the fair market value of the stock on the day it is received over any amounts paid by the recipient for the stock.

          With respect to Tandem SARs, if the recipient elects to surrender the underlying option in exchange for cash or shares of stock equal to the appreciation inherent in the underlying option, the tax consequences to the recipient will be the same as discussed above relating to the Stand-Alone SARs. If the recipient elects to exercise the underlying option, the holder will be taxed at the time of exercise as if he or she had exercised a nonqualified stock option (discussed above), i.e., the recipient will recognize ordinary income for federal tax purposes measured by the excess of the then fair market value of the shares of stock over the exercise price.

          In general, there will be no federal income tax deduction allowed to us upon the grant or termination of Stand-Alone SARs or Tandem SARs. Upon the exercise of either a Stand-Alone SAR or a Tandem SAR, however, we will be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income that the employee is required to recognize as a result of the exercise, provided that the deduction is not otherwise disallowed under the Code.

     Dividend Equivalents

          Generally, the recipient of a dividend equivalent award will recognize ordinary compensation income at the time the dividend equivalent award is received equal to the fair market value dividend equivalent award received. Our company generally will be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income that the employee is required to recognize as a result of the dividend equivalent award, provided that the deduction is not otherwise disallowed under the Code.

     Section 409A

          Section 409A of the Code, enacted as part of the American Jobs Creation Act of 2004, imposes certain new requirements applicable to “nonqualified deferred compensation plans,” including new rules relating to the timing of deferral elections and elections with regard to the form and timing of benefit distributions, prohibitions against the acceleration of the timing of distributions, and the times when distributions may be made, as well as rules that generally prohibit the funding of nonqualified deferred compensation plans in offshore trusts or upon the occurrence of a change in the employer’s financial health. These new rules generally apply with respect to deferred compensation that becomes earned and vested on or after January 1, 2005. If a nonqualified deferred compensation plan subject to Section 409A fails to meet, or is not operated in accordance with, these new requirements, then all compensation deferred under the plan is or becomes immediately taxable to the extent that it is not subject to a substantial risk of forfeiture and was not previously taxable. The tax imposed as a result of these new rules would be increased by interest at a rate equal to the rate imposed upon tax underpayments plus one percentage point, and an additional tax equal to 20% of the compensation required to be included in income. Some of the awards to be granted under this 2005 Plan may constitute deferred compensation subject to the Section 409A requirements, including, without limitation, discounted stock options, deferred stock and SARs that are not payable in shares of our common stock. It is our intention that any award agreement that will govern awards subject to Section 409A will comply with these new rules.

     Section 162 Limitations

          The Omnibus Budget Reconciliation Act of 1993 added Section 162(m) to the Code, which generally disallows a public company’s tax deduction for compensation to covered employees in excess of $1 million in any tax year beginning on or after January 1, 1994. Compensation that qualifies as “performance-based compensation” is excluded from the $1 million deductibility cap, and therefore remains fully deductible by the company that pays it. We intend that options granted to employees whom the Committee expects to be covered employees at the time a deduction arises in connection with such options, will qualify as such “performance-based compensation,” so that such options will not be subject to the Section 162(m) deductibility cap of $1 million. Future changes in Section 162(m) or the regulations thereunder may adversely affect the ability of us to ensure that options under the 2005 Plan will qualify as “performance-based compensation” that is fully deductible by the Company under Section 162(m).

     Importance of Consulting Tax Adviser

          The information set forth above is a summary only and does not purport to be complete. In addition, the information is based upon current Federal income tax rules and therefore is subject to change when those rules change. Moreover, because the tax consequences to any recipient may depend on his particular situation, each recipient should consult his tax adviser as to the Federal, state, local and other tax consequences of the grant or exercise of an award or the disposition of stock acquired as a result of an award.

     Vote Required

          Approval of this proposal requires the affirmative vote of a majority of the votes cast by the holders of the outstanding shares of our common stock (one vote per share) and Class A common stock (ten votes per share), voting together as a single class, either in person or by proxy, provided that the total number of votes cast on the proposal represents more than 50% of all the outstanding shares of our common stock and Class A common stock. Votes may be cast for or against this proposal, or shareholders may abstain from voting thereon. An abstention will have the effect of a negative vote since it is not counted as a vote cast and therefore will not count towards the requirement that greater than 50% of our outstanding shares vote on this proposal. However, if more than 50% of our outstanding shares vote on this proposal, an abstention will have no effect on the result of the vote.

          The Board recommends that shareholders vote “FOR” the approval of the 2005 Incentive Compensation Plan.

PROPOSAL 3 — SHAREHOLDER PROPOSAL REGARDING OUR OPERATIONS IN NORTHERN
IRELAND

     In accordance with the Securities and Exchange Commission rules, the following shareholder proposal was submitted to us by the Office of the Comptroller of the City of New York, William C. Thompson, Jr., State Comptroller, located at 1 Centre Street, New York, New York 10007, on behalf of the New York City Employees’ Retirement System, which beneficially holds 92,883 shares of our common stock, New York City Teachers’ Retirement System, which beneficially holds 94,500 shares of our common stock, the New York City Fire Department Pension Fund, which beneficially holds 31,400 shares of our common stock, the New York City Police Pension Fund, which beneficially holds 35,800 shares of our common stock, and the New York City Board of Education Retirement System, which beneficially holds 4,200 shares of our common stock. The Minnesota State Board of Investment, which beneficially holds 250,764 shares of our common stock, has indicated its intention to co-sponsor this proposal.

     “WHEREAS, Claire’s Stores, Inc. has a subsidiary in Northern Ireland;

     WHEREAS, the securing of a lasting peace in Northern Ireland encourages us to promote means for establishing justice and equality;

     WHEREAS, employment discrimination in Northern Ireland has been cited by the International Commission of Jurists as being one of the major causes of sectarian strife;

     WHEREAS, Dr. Sean MacBride, founder of Amnesty International and Nobel Peace laureate, has proposed several equal opportunity employment principles to serve as guidelines for corporations in Northern Ireland. These include:

1.	Increasing the representation of individuals from underrepresented religious groups in the workforce including managerial, supervisory, administrative, clerical and technical jobs.

2.	Adequate security for the protection of minority employees both at the workplace and while traveling to and from work.

3.	The banning of provocative religious or political emblems from the workplace.

4.	All job openings should be publicly advertised and special recruitment efforts should be made to attract applicants from underrepresented religious groups.

5.	Layoff, recall, and termination procedures should not in practice, favor particular religious groupings.

6.	The abolition of job reservations, apprenticeship restrictions, and differential employment criteria, which discriminate on the basis of religion or ethnic origin.

7.	The development of training programs that will prepare substantial numbers of current minority employees for skilled jobs, including the expansion of existing programs and the creation of new programs to train, upgrade, and improve the skills of minority employees.

8.	The establishment of procedures to assess, identify and actively recruit minority employees with potential for further advancement.

9.	The appointment of a senior management staff member to oversee the company’s affirmative action efforts and the setting up of timetables to carry out affirmative action principles.

     RESOLVED, Shareholders request the Board of Directors to:

     Make all possible lawful efforts to implement and/or increase activity on each of the nine MacBride Principles.”

Supporting Statement by the Comptroller of the City of New York

     “We believe that our company benefits by hiring from the widest available talent pool. An employee’s ability to do the job should be the primary consideration in hiring and promotion decisions.

     Implementation of the MacBride Principles by Claire’s Stores, Inc. will demonstrate its concern for human rights and equality of opportunity in its international operations.

     Please vote your proxy “FOR” these concerns.”

Response by our Board of Directors and Management in Opposition to Proposal 3

     Your directors recommend a vote “AGAINST” this shareholder proposal for the following reasons:

     We are committed to providing equal opportunity employment. As a matter of policy, we do not discriminate against our employees or applicants for employment on the basis of religion. Individuals are evaluated on their ability and qualifications to perform their jobs, regardless of their race, sex, national origin, age, color or religion. Similarly, our recruiting procedures are designed to provide equal opportunity, and we comply with non-discrimination laws in effect in the countries and localities where we operate.

     Of approximately 3,000 retail stores worldwide, we operated approximately 20 retail stores in Northern Ireland as of the end of fiscal 2005. Of approximately 18,000 of our employees worldwide, as of the end of fiscal 2005, fewer than 75 worked in Northern Ireland.

     In addition to following our own non-discrimination policies, we comply with the standards of the Northern Ireland Fair Employment legislation, as updated by the Fair Employment and Treatment (Northern Ireland) Order of 1998. In addition, we are registered with, and cooperate with, the Equality Commission for Northern Ireland, which oversees equal opportunity in employment. These laws make religious discrimination and preferential treatment in employment illegal. These laws also prohibit indirect religious discrimination and require compulsory reviews of employers’ recruitment, training and promotion practices with applicable provisions of the Code of Practice issued by the Equality Commission, specifically to promote and protect equality of opportunity in employment in Northern Ireland.

     The objectives of both the MacBride Principles and the laws referenced above are to eliminate employment discrimination in Northern Ireland. We wholeheartedly support this objective. However, by adopting the MacBride Principles, we would be accountable to two sets of similar, but not identical, fair employment guidelines, making it difficult for us to determine what standard will best help us run our business in Northern Ireland. This would be neither necessary nor desirable, particularly in light of our own internal policies and practices with respect to the promotion of fair and equal employment opportunities. We are also concerned that implementation of a potentially rigid set of principles, such as the MacBride Principles, may lead to divisiveness and unfairness among our employees in Northern Ireland.

     Your directors believe that our current policies and actions in this regard demonstrate our commitment to making all reasonable efforts to promote equal opportunity and eliminate discrimination in employment on the basis of religion. In our board’s opinion, this commitment, together with our policies and practices and compliance with laws in effect with respect to these matters, should ensure continued protection of equal opportunities for our employees in Northern Ireland. Therefore, the board believes that endorsement or implementation of the MacBride Principles is not necessary to ensure fair and equal opportunity of employment for its employees in Northern Ireland.

     Vote Required. The approval of the shareholder proposal regarding our operations in Northern Ireland will be decided by an affirmative vote of a majority of the votes cast, either in person or by proxy, at the meeting by the holders of the outstanding shares of our common stock (one vote per share) and Class A common stock (ten votes per share), voting together as a single class. At last year’s annual meeting, the same shareholder presented a substantially identical proposal. Shareholders rejected that proposal, with over eighty percent (80%) of the votes cast voting against it.

     For the reasons set for the above, the board recommends that shareholders vote “AGAINST” this proposal.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     We lease approximately 35,000 square feet for our executive offices located in Pembroke Pines, Florida from Rowland Schaefer & Associates, a general partnership (formerly Two Centrum Plaza Associates) owned by two corporate general partners. Each of E. Bonnie Schaefer and Marla Schaefer, our Co-Chairmen, have an approximately 32% ownership interest in the general partnership, and Ira D. Kaplan, our Chief Financial Officer, has an approximately 5% ownership interest in the general partnership. During fiscal 2005 we paid Rowland Schaefer & Associates, Inc. $1,147,000 for rent, real estate taxes and operating expenses as required under the lease.

     We lease retail space for a Claire’s Boutiques store in New York City from 720 Lexington Realty LLC, a limited liability corporation that is controlled by our two Co-Chairmen and an immediate family member of our Co-Chairmen. During fiscal 2005, we paid $293,000 for rent to 720 Lexington Realty LLC. The annual rental payments during Fiscal 2005 are the same rental payments that were in effect prior to the purchase of the building by 720 Lexington Realty LLC in 2002. Our lease expired on January 31, 2005 and our corporate governance/ nominating committee approved the terms of a new lease in January 2005. The new lease terms provide for a five year term with a five year renewal option, and annual rental payments of $460,000 (exclusive of real estate taxes and other operating expenses to be paid by the Company under the lease).

     Management believes that these lease arrangements are on no less favorable terms than we could obtain from unaffiliated third parties.

CORPORATE PERFORMANCE GRAPH

     The following graph compares the cumulative total return of an investment in our common stock with an investment in the S&P 500 Stock Index and the Retail Index for the five fiscal years ending January 31, 2005. This graph assumes the investment of $100 in our common stock, the S&P 500 and the S&P Apparel Retail Index on January 31, 2000 and assumes dividends are reinvested. Measurement points are on the last trading day of each of the five fiscal years.

	Fiscal Year Ending January 31,
	2000	2001	2002	2003	2004	2005
Claire’s Stores, Inc.	$100.00	$106.02	$101.51	$127.82	$200.76	$229.42
S&P 500	100.00	99.10	83.10	63.97	86.09	91.45
S&P Apparel Retail	100.00	93.35	65.91	58.30	76.69	92.83

RELATIONSHIP WITH OUR INDEPENDENT AUDITORS

     The firm of KPMG LLP has been our independent auditors since 1993 and will be our independent auditors for the current fiscal year unless the audit committee or board of directors deems it advisable to make a substitution. Our board of directors and the audit committee, in their discretion, may change the appointment at any time during the year if they determine that such change would be in our best interest and the best interest of our shareholders. Representatives of KPMG will be present at the annual meeting with the opportunity to make a statement if they desire to do so and will be available to answer questions concerning our financial affairs. KPMG has advised us that neither the firm nor any of its partners has any direct or material interest in us except as auditors and as our, and our subsidiaries, independent certified public accountants.

FEES PAID TO OUR INDEPENDENT AUDITORS

     We were billed an aggregate of $723,000 and $1,828,000 by KPMG LLP for fiscal 2004 and fiscal 2005, respectively, as follows:

     Audit Fees

     For professional services rendered for the annual audit of our consolidated financial statements, annual audit of our internal control over financial reporting, review of our quarterly financial statements and services that are normally provided in connection with statutory and regulatory filings, $661,000 for fiscal 2004 and $1,768,000 for fiscal 2005. The fiscal 2005 amount includes fees associated with Sarbanes-Oxley Section 404 requirements, which were included in the category of “audit-related fees” in fiscal 2004.

     Audit-Related Fees

     For professional services related to consultation regarding Sarbanes-Oxley Section 404 requirements, assistance in the documentation of an accounting policies manual, custom duty review and turnover certificates for Claire’s Accessories UK Ltd., and an audit of employee benefit plans, $61,000 for fiscal 2004. For assistance in the documentation of an accounting policies manual, turnover certificates for Claire’s Accessories UK Ltd., review of related SEC filings, and an audit of employee benefit plans, $47,000 for fiscal 2005.

     Tax Fees

     For tax compliance, $1,000 for fiscal 2004 and $0 for fiscal 2005.

     All Other Fees

     For services other than those described above, $1,000 for fiscal 2004. For licenses for accounting research and tax compliance software and customs training, $13,000 for fiscal 2005.

     Pre-Approval Policies and Procedures

     We pre-approve a schedule of audit and non-audit services expected to be performed by KPMG LLP in a given fiscal year. In addition, the Audit Committee delegates authority to its Chairman to pre-approve additional audit and non-audit services by KPMG LLP (other than services that have been generally pre-approved by the Audit Committee) since the previous meeting at which pre-approval decisions were reported. The Chairman reports any such pre-approval decisions to the Audit Committee at its next scheduled meeting.

     All of the services described above under “Audit Fees”, “Audit-Related Fees,” “Tax Fees” and “All Other Fees” for fiscal 2004 and fiscal 2005 were pre-approved by the Audit Committee.

MISCELLANEOUS

Annual Report on Form 10-K

     We have mailed copies of our annual report with this proxy statement to holders of shares of common stock and Class A common stock as of the record date, May 2, 2005. We will provide without charge, to each holder of shares of common stock and Class A common stock as of the record date, a copy of our annual report on Form 10-K for the fiscal year ended January 29, 2005 as filed with the Securities and Exchange Commission on the written request of any such holder addressed to our Director of Investor Relations at Claire’s Stores, Inc., 350 Fifth Avenue, New York, New York 10118.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act requires our directors and executive officers, as well as persons who own more than 10% of a registered class of our equity securities, collectively referred to as the reporting persons, to file reports of initial beneficial ownership and changes in beneficial ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission and the New York Stock Exchange. These reporting persons are also required by Securities and Exchange Commission regulations to furnish us with copies of all such reports that they file.

     To our knowledge, based solely on a review of the copies of such reports furnished to us and representations that no other reports were required, during and with respect to fiscal 2005, all reporting persons have timely complied with all filing requirements applicable to them other than Form 4 transactions with respect to grants of stock options to Bonnie Schaefer, Marla Schaefer and Ira Kaplan which occurred on February 2, 2004 that were reported on Form 4s filed on June 30, 2004.

INFORMATION CONCERNING SHAREHOLDER PROPOSALS

     Shareholders interested in presenting a proposal to be considered for inclusion in the proxy statement for presentation at the 2006 annual meeting of shareholders may do so by following the procedures prescribed in Securities and Exchange Commission Rule 14a-8. To be eligible for inclusion, shareholder proposals must be received by us on or before January 21, 2006.

     After the January 21, 2006 deadline, shareholders interested in presenting a proposal for consideration at the 2006 annual meeting of shareholders may submit the proposal and present it at the 2006 annual meeting, but we are not obligated to include the proposal in our proxy materials. Rule 14a-4 of the Securities and Exchange Commission’s proxy rules allows a company to use discretionary voting authority to vote on matters coming before an annual meeting of shareholders, if the company does not have notice of the matter at least 45 days before the date corresponding to the date on which the company first mailed its proxy materials for the prior year’s annual meeting of shareholders or the date specified by an overriding advance notice provision in the company’s bylaws. Accordingly, for our 2006 annual meeting of shareholders, a shareholder must submit such written notice to the corporate secretary on or before April 8, 2006.

OTHER MATTERS

     As of the date of this proxy statement, we are not aware of any matter to be presented for action at the meeting other than the matters set forth above. If any other matter is properly brought before the meeting for action by shareholders, proxies in the enclosed form returned to us will be voted in accordance with the recommendation of the board of directors or, in the absence of such a recommendation, in accordance with the judgment of the proxy holders. By order of the board of directors,

/s/ MARLA L. SCHAEFER
MARLA L. SCHAEFER Co-Chairman of the Board

/s/ E. BONNIE SCHAEFER
E. BONNIE SCHAEFER Co-Chairman of the Board

May 23, 2005

EXHIBIT A

CLAIRE’S STORES, INC.

AUDIT COMMITTEE CHARTER

Purpose

     This Charter governs the operations of the Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of Claire’s Stores, Inc., a Florida corporation (the “Company”). The purpose of the Committee is to assist the Board in fulfilling its responsibilities to oversee:

1.	the integrity of financial reports and other written financial information filed by the Company with the United States Securities and Exchange Commission;

2.	the Company’s systems of internal accounting and financial controls;

3.	the qualifications, independence and performance of the Company’s independent auditors; and

4.	the Company’s compliance with legal and regulatory requirements that may have a material impact on the Company’s financial statements.

     In fulfilling its obligations, the Committee shall maintain free and open communications between the Committee and the Company’s:

1.	independent auditors,

2.	internal accounting staff, and

3.	management.

     In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company or any of its subsidiaries. The Committee shall have the authority, to the extent it deems necessary or appropriate, to retain independent legal, accounting or other advisors for this purpose or otherwise.

     The Committee may request any officer or employee of the Company or any of its subsidiaries or the Company’s outside counsel or independent auditors to attend a meeting of the Committee or to meet with any members of, or consultants or advisors to, the Committee.

     The Committee shall make regular reports to the Board. The Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval. The members of the Committee shall annually review the Committee’s own performance. This Charter shall be published as an appendix to the Company’s Proxy Statement for the Company’s annual meeting of shareholders to the extent required by the rules and regulations of the Securities and Exchange Commission.

Composition

     The members of the Committee shall be appointed annually, and may be replaced, by the Board. The Committee shall be comprised of not less than three members of the Board who shall satisfy the applicable independence, experience and other membership requirements under the rules of the New York Stock Exchange, as such requirements are interpreted by the Board in its business judgment, and under applicable law. At least one member of the Committee shall be an “audit committee financial expert” (as defined by SEC rules).

     A Committee member invited to sit on another public company’s audit committee must notify the Committee. The Committee must determine whether or not the Committee member’s service on another company’s audit committee impairs the directors’ ability to serve on the Company’s Committee. No member of the Committee should serve on more than three public company audit committees.

Meetings

     The Board shall designate one member of the Committee as its Chairman. The Committee shall meet periodically in separate executive sessions with management (including the Company’s chief financial and accounting officer), the internal auditors and the independent auditor, and have such other direct and independent interaction with such persons from time to time as the members of the Committee deem appropriate. The Committee shall meet as often as necessary to carry out its responsibilities under this Charter. The Committee shall make reports to the Board as it deems necessary.

Key Authority, Responsibilities and Processes

     The Committee shall have the sole authority to appoint or replace the independent auditor. The Committee shall be directly responsible for the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The independent auditor shall report directly to the Committee.

     The Committee shall pre-approve all auditing services, internal control-related services and permitted non-audit services (including the terms thereof) to be performed for the Company by its independent auditor, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act which are approved by the Committee prior to the completion of the audit. The Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant preapprovals shall be presented to the full Committee at its next scheduled meeting.

     The Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to the independent auditor for the purpose of rendering or issuing an audit report or performing other audit, review or attest services for the Company and to any advisors employed by the Committee, as well as funding for the payment of ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

     The Committee, to the extent it deems necessary or appropriate, shall:

Financial Statement and Disclosure Matters

1.	Review and discuss with management and the independent auditor the annual audited financial statements, including disclosures made in management’s discussion and analysis, and recommend to the Board whether the audited financial statements should be included in the Company’s Form 10-K.

2.	Review and discuss with management and the independent auditor the Company’s quarterly financial statements prior to the filing of its Form 10-Q, including the results of the independent auditor’s review of the quarterly financial statements.

3.	Discuss with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including any significant changes in the Company’s selection or application of accounting principles.

4.	Review and discuss with management and the independent auditor any major issues as to the adequacy of the Company’s internal controls, any special steps adopted in light of material control deficiencies and the adequacy of disclosures about changes in internal control over financial reporting.

5.	Review and discuss with management (including the Company’s Director of Internal Audit) and the independent auditor the Company’s internal controls report and the independent auditor’s attestation of the report prior to the filing of the Company’s Form 10-K.

6.	Review and discuss quarterly reports from the independent auditors on:

(a)	all critical accounting policies and practices to be used;

(b)	all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor; and

(c)	other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

7.	Discuss with management the Company’s earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies. Such discussion may be done generally (consisting of discussing the types of information to be disclosed and the types of presentations to be made).

8.	Discuss with management and the independent auditor the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Company’s financial statements.

9.	Discuss with management the Company’s (a) guidelines and policies to govern the process by which risk assessment and management is undertaken and (b) major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.

10.	Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

11.	Review disclosures made to the Committee by the Company’s Co-CEOs and CFO during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal controls.

Oversight of the Company’s Relationship with the Independent Auditor

12.	Review and evaluate the lead partner of the independent auditor team.

13.	Obtain and review a report from the independent auditor at least annually regarding (a) the independent auditor’s internal quality control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (c) any steps taken to deal with any such issues, and (d) all relationships between the independent auditor and the Company. Evaluate the qualifications, performance and independence of the independent auditor, including considering whether the auditor’s quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the auditor’s independence, taking into account the opinions of management and internal auditors. The Committee shall present its conclusions with respect to the independent auditor to the Board.

14.	Ensure the rotation of the audit partners as required by law. Consider whether, in order to assure continuing auditor independence, it is appropriate to adopt a policy of rotating the independent auditing firm on a regular basis.

15.	Recommend to the Board policies for the Company’s hiring of employees or former employees of the independent auditor.

16.	Discuss with the independent auditor material issues on which the national office of the independent auditor was consulted by the Company’s audit team.

17.	Meet with the independent auditor prior to the audit to discuss the planning and staffing of the audit.

Oversight of the Company’s Internal Audit Function

18.	Review and approve the appointment, replacement, reassignment, or dismissal of the Company’s Director of Internal Audit. Provide input into the annual goals and performance evaluation of the Director of Internal Audit. The Company’s Director of Internal Audit reports directly to the Committee and the Company’s CFO.

19.	Review the significant reports to management prepared by the internal auditing department and management’s responses.

20.	Discuss with the independent auditor and management the internal audit department responsibilities, budget and staffing and any recommended changes in the planned scope of the internal audit.

Compliance Oversight Responsibilities

21.	Obtain from the independent auditor assurance that Section 10A(b) of the Exchange Act has not been implicated.

22.	Obtain reports from management, the Company’s Director of Internal Audit and the independent auditor that the Company and its subsidiary/foreign affiliated entities are in conformity with applicable legal requirements and the Company’s Code of Business Conduct and Ethics. Review reports and disclosures of insider and affiliated party transactions. Advise the Board with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations and with the Company’s Code of Business Conduct and Ethics.

23.	Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

24.	Discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any published reports which raise material issues regarding the Company’s financial statements or accounting policies.

25.	Discuss with the Company’s General Counsel legal matters that may have a material impact on the financial statements or the Company’s compliance policies and internal controls.

     With respect to the foregoing responsibilities and processes, the Committee recognizes that the Company’s financial management, including its internal audit staff, as well as the independent auditors, have more time, knowledge, and more detailed information regarding the Company than do Committee members. Consequently, in discharging its oversight responsibilities, the Committee will not provide or be deemed to provide any expertise or special assurance as to the Company’s financial statements or any professional certification as to the independent auditors’ work. While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditors. Nor is it the duty of the Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditors, or to assure compliance with laws and regulations and the Company’s internal policies and procedures.

EXHIBIT B

CLAIRE’S STORES, INC.

2005 INCENTIVE COMPENSATION PLAN

     1. Purpose. The purpose of this CLAIRE’S STORES, INC. 2005 INCENTIVE COMPENSATION PLAN (the “Plan”) is to assist CLAIRE’S STORES, INC., a Florida corporation (the “Company”) and its Related Entities (as hereinafter defined) in attracting, motivating, retaining and rewarding high-quality executives and other employees, officers, directors, consultants and other persons who provide services to the Company or its Related Entities by enabling such persons to acquire or increase a proprietary interest in the Company in order to strengthen the mutuality of interests between such persons and the Company’s shareholders, and providing such persons with long term performance incentives to expend their maximum efforts in the creation of shareholder value.

     2. Definitions. For purposes of the Plan, the following terms shall be defined as set forth below, in addition to such terms defined in Section 1 hereof.

          (a) “Award” means any Option, Stock Appreciation Right, Restricted Stock Award, Deferred Stock Award, Share granted as a bonus or in lieu of another award, Dividend Equivalent, Other Stock-Based Award or Performance Award, together with any other right or interest, granted to a Participant under the Plan.

          (b) “Award Agreement” means any written agreement, contract or other instrument or document evidencing any Award granted by the Committee hereunder.

          (c) “Beneficiary” means the person, persons, trust or trusts that have been designated by a Participant in his or her most recent written beneficiary designation filed with the Committee to receive the benefits specified under the Plan upon such Participant’s death or to which Awards or other rights are transferred if and to the extent permitted under Section 10(b) hereof. If, upon a Participant’s death, there is no designated Beneficiary or surviving designated Beneficiary, then the term Beneficiary means the person, persons, trust or trusts entitled by will or the laws of descent and distribution to receive such benefits.

          (d) “Beneficial Owner” shall have the meaning ascribed to such term in Rule 13d-3 under the Exchange Act and any successor to such Rule.

          (e) “Board” means the Company’s Board of Directors.

          (f) “Cause” shall, with respect to any Participant have the meaning specified in the Award Agreement. In the absence of any definition in the Award Agreement, “Cause” shall have the equivalent meaning or the same meaning as “cause” or “for cause” set forth in any employment, consulting, or other agreement for the performance of services between the Participant and the Company or a Related Entity or, in the absence of any such agreement or any such definition in such agreement, such term shall mean (i) the failure by the Participant to perform, in a reasonable manner, his or her duties as assigned by the Company or a Related Entity, (ii) any violation or breach by the Participant of his or her employment, consulting or other similar agreement with the Company or a Related Entity, if any, (iii) any violation or breach by the Participant of any non-competition, non-solicitation, non-disclosure and/or other similar agreement with the Company or a Related Entity, (iv) any act by the Participant of dishonesty or bad faith with respect to the Company or a Related Entity, (v) use of alcohol, drugs or other similar substances in a manner that adversely affects the Participant’s work performance, or (vi) the commission by the Participant of any act, misdemeanor, or crime reflecting unfavorably upon the Participant or the Company or any Related Entity. The good faith determination by the Committee of whether the Participant’s Continuous Service was terminated by the Company for “Cause” shall be final and binding for all purposes hereunder.

          (g) “Change in Control” means a Change in Control as defined with related terms in Section 9(b) of the Plan.

          (h) “Code” means the Internal Revenue Code of 1986, as amended from time to time, including regulations thereunder and successor provisions and regulations thereto.

          (i) “Committee” means a committee designated by the Board to administer the Plan; provided, however, that if the Board fails to designate a committee or if there are no longer any members on the committee so designated by the Board, then the Board shall serve as the Committee. The Committee shall consist of at least two directors, and each member of the Committee shall be (i) a “non-employee director” within the meaning of Rule 16b-3 (or any successor rule) under the Exchange Act, unless administration of the Plan by “non-employee directors” is not then required in order for exemptions under Rule 16b-3 to apply to transactions under the Plan, (ii) an “outside director” within the meaning of Section 162(m) of the Code, and (iii) “Independent”.

          (j) “Consultant” means any person (other than an Employee or a Director, solely with respect to rendering services in such person’s capacity as a director) who is engaged by the Company or any Related Entity to render consulting or advisory services to the Company or such Related Entity.

          (k) “Continuous Service” means the uninterrupted provision of services to the Company or any Related Entity in any capacity of Employee, Director, Consultant or other service provider. Continuous Service shall not be considered to be interrupted in the case of (i) any approved leave of absence, (ii) transfers among the Company, any Related Entities, or any successor entities, in any capacity of Employee, Director, Consultant or other service provider, or (iii) any change in status as long as the individual remains in the service of the Company or a Related Entity in any capacity of Employee, Director, Consultant or other service provider (except as otherwise provided in the Award Agreement). An approved leave of absence shall include sick leave, military leave, or any other authorized personal leave.

          (l) “Covered Employee” means an Eligible Person who is a “covered employee” within the meaning of Section 162(m)(3) of the Code, or any successor provision thereto.

          (m) “Deferred Stock” means a right to receive Shares, including Restricted Stock, cash or a combination thereof, at the end of a specified deferral period.

          (n) “Deferred Stock Award” means an Award of Deferred Stock granted to a Participant under Section 6(e) hereof.

          (o) “Director” means a member of the Board or the board of directors of any Related Entity.

          (p) “Disability” means a permanent and total disability (within the meaning of Section 22(e) of the Code), as determined by a medical doctor satisfactory to the Committee.

          (q) “Dividend Equivalent” means a right, granted to a Participant under Section 6(g) hereof, to receive cash, Shares, other Awards or other property equal in value to regular dividends paid with respect to a specified number of Shares, or other periodic payments.

          (r) “Effective Date” means the effective date of the Plan, which shall be the date this Plan is approved by the shareholders of the Company.

          (s) “Eligible Person” means each officer, Director, Employee, Consultant and other person who provides services to the Company or any Related Entity. The foregoing notwithstanding, only employees of the Company, or any parent corporation or subsidiary corporation of the Company (as those terms are defined in Sections 424(e) and (f) of the Code, respectively), shall be Eligible Persons for purposes of receiving any Incentive Stock Options. An Employee on leave of absence may be considered as still in the employ of the Company or a Related Entity for purposes of eligibility for participation in the Plan.

          (t) “Employee” means any person, including an officer or Director, who is an employee of the Company or any Related Entity. The payment of a director’s fee by the Company or a Related Entity shall not be sufficient to constitute “employment” by the Company.

          (u) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, including rules thereunder and successor provisions and rules thereto.

          (v) “Fair Market Value” means the fair market value of Shares, Awards or other property as determined by the Committee, or under procedures established by the Committee. Unless otherwise determined by the Committee, the Fair Market Value of a Share as of any given date shall be the closing sale price per Share reported on a consolidated basis for stock listed on the principal stock exchange or market on which Shares are traded on the date immediately preceding the date as of which such value is being determined or, if there is no sale on that date, then on the last previous day on which a sale was reported.

          (w) “Good Reason” shall, with respect to any Participant, have the meaning specified in the Award Agreement. In the absence of any definition in the Award Agreement, “Good Reason” shall have the equivalent meaning or the same meaning as “good reason” or “for good reason” set forth in any employment, consulting or other agreement for the performance of services between the Participant and the Company or a Related Entity or, in the absence of any such agreement or any such definition in such agreement, such term shall mean (i) the assignment to the Participant of any duties inconsistent in any material respect with the Participant’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as assigned by the Company or a Related Entity, or any other action by the Company or a Related Entity which results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company or a Related Entity promptly after receipt of notice thereof given by the Participant; (ii) any material failure by the Company or a Related Entity to comply with its obligations to the Participant as agreed upon, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company or a Related Entity promptly after receipt of notice thereof given by the Participant; or (iii) the Company’s or Related Entity’s requiring the Participant to be based at any office or location outside of fifty miles from the location of employment or service as of the date of Award, except for travel reasonably required in the performance of the Participant’s responsibilities.

          (x) “Incentive Stock Option” means any Option intended to be designated as an incentive stock option within the meaning of Section 422 of the Code or any successor provision thereto.

          (y) “Independent”, when referring to either the Board or members of the Committee, shall have the same meaning as used in the rules of the New York Stock Exchange or any national securities exchange on which any securities of the Company are listed for trading, and if not listed for trading, by the rules of the Nasdaq Stock Market.

          (z) “Incumbent Board” means the Incumbent Board as defined in Section 9(b)(ii) of the Plan.

          (aa) “Option” means a right granted to a Participant under Section 6(b) hereof, to purchase Shares or other Awards at a specified price during specified time periods.

          (bb) “Optionee” means a person to whom an Option is granted under this Plan or any person who succeeds to the rights of such person under this Plan.

          (cc) “Other Stock-Based Awards” means Awards granted to a Participant under Section 6(i) hereof.

          (dd) “Participant” means a person who has been granted an Award under the Plan which remains outstanding, including a person who is no longer an Eligible Person.

          (ee) “Performance Award” shall mean any Award of Performance Shares or Performance Units granted pursuant to Section 6(h).

          (ff) “Performance Period” means that period established by the Committee at the time any Performance Award is granted or at any time thereafter during which any performance goals specified by the Committee with respect to such Award are to be measured.

          (gg) “Performance Share” means any grant pursuant to Section 6(h) of a unit valued by reference to a designated number of Shares, which value may be paid to the Participant by delivery of such property as the Committee shall determine, including cash, Shares, other property, or any combination thereof, upon achievement of such performance goals during the Performance Period as the Committee shall establish at the time of such grant or thereafter.

          (hh) “Performance Unit” means any grant pursuant to Section 6(h) of a unit valued by reference to a designated amount of property (including cash) other than Shares, which value may be paid to the Participant by delivery of such property as the Committee shall determine, including cash, Shares, other property, or any combination thereof, upon achievement of such performance goals during the Performance Period as the Committee shall establish at the time of such grant or thereafter.

          (ii) “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, and shall include a “group” as defined in Section 13(d) thereof.

          (jj) “Prior Plan” means the Claire’s Stores, Inc. 1996 Incentive Compensation Plan.

          (kk) “Related Entity” means any Subsidiary, and any business, corporation, partnership, limited liability company or other entity designated by Board in which the Company or a Subsidiary holds a substantial ownership interest, directly or indirectly.

          (ll) “Restricted Stock” means any Share issued with the restriction that the holder may not sell, transfer, pledge or assign such Share and with such risks of forfeiture and other restrictions as the Committee, in its sole discretion, may impose (including any restriction on the right to vote such Share and the right to receive any dividends), which restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Committee may deem appropriate.

          (mm) “Restricted Stock Award” means an Award granted to a Participant under Section 6(d) hereof.

          (nn) “Rule 16b-3” means Rule 16b-3, as from time to time in effect and applicable to the Plan and Participants, promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act.

          (oo) “Shareholder Approval Date” means the date on which this Plan is approved shareholders of the Company eligible to vote in the election of directors, by a vote sufficient to meet the requirements of Code Sections 162(m) (if applicable) and 422, Rule 16b-3 under the Exchange Act (if applicable), applicable requirements under the rules of any stock exchange or automated quotation system on which the Shares may be listed on quoted, and other laws, regulations and obligations of the Company applicable to the Plan.

          (pp) “Shares” means the shares of common stock of the Company, par value $.05 per share, and such other securities as may be substituted (or resubstituted) for Shares pursuant to Section 10(c) hereof.

          (qq) “Stock Appreciation Right” means a right granted to a Participant under Section 6(c) hereof.

          (rr) “Subsidiary” means any corporation or other entity in which the Company has a direct or indirect ownership interest of 50% or more of the total combined voting power of the then outstanding securities or interests of such corporation or other entity entitled to vote generally in the election of directors or in which the Company has the right to receive 50% or more of the distribution of profits or 50% or more of the assets on liquidation or dissolution.

          (ss) “Substitute Awards” shall mean Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, by a company acquired by the Company or any Related Entity or with which the Company or any Related Entity combines.

     3. Administration.

          (a) Authority of the Committee. The Plan shall be administered by the Committee except to the extent the Board elects to administer the Plan, in which case the Plan shall be administered by only those directors who are Independent Directors, in which case references herein to the “Committee” shall be deemed to include references to the Independent members of the Board. The Committee shall have full and final authority, subject to and consistent with the provisions of the Plan, to select Eligible Persons to become Participants, grant Awards, determine the type, number and other terms and conditions of, and all other matters relating to, Awards, prescribe Award Agreements (which need not be identical for each Participant) and rules and regulations for the administration of the Plan, construe and interpret the Plan and Award Agreements and correct defects, supply omissions or reconcile inconsistencies therein, and to make all other decisions and determinations as the Committee may deem necessary or advisable for the administration of the Plan. In exercising any discretion granted to the Committee under the Plan or pursuant to any Award, the Committee shall not be required to follow past practices, act in a manner consistent with past practices, or treat any Eligible Person or Participant in a manner consistent with the treatment of other Eligible Persons or Participants.

          (b) Manner of Exercise of Committee Authority. The Committee, and not the Board, shall exercise sole and exclusive discretion on any matter relating to a Participant then subject to Section 16 of the Exchange Act with respect to the Company to the extent necessary in order that transactions by such Participant shall be exempt under Rule 16b-3 under the Exchange Act. Any action of the Committee shall be final, conclusive and binding on all persons, including the Company, its Related Entities, Participants, Beneficiaries, transferees under Section 10(b) hereof or other persons claiming rights from or through a Participant, and shareholders. The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee. The Committee may delegate to officers or managers of the Company or any Related Entity, or committees thereof, the authority, subject to such terms as the Committee shall determine, to perform such functions, including administrative functions as the Committee may determine to the extent that such delegation will not result in the loss of an exemption under Rule 16b-3(d)(1) for Awards granted to Participants subject to Section 16 of the Exchange Act in respect of the Company and will not cause Awards intended to qualify as “performance-based compensation” under Code Section 162(m) to fail to so qualify. The Committee may appoint agents to assist it in administering the Plan.

          (c) Limitation of Liability. The Committee and the Board, and each member thereof, shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any officer or Employee, the Company’s independent auditors, Consultants or any other agents assisting in the administration of the Plan. Members of the Committee and the Board, and any officer or Employee acting at the direction or on behalf of the Committee or the Board, shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action or determination.

     4. Shares Subject to Plan.

          (a) Limitation on Overall Number of Shares Available for Delivery Under Plan. Subject to adjustment as provided in Section 10(c) hereof, the total number of Shares reserved and available for delivery under the Plan shall be 2,000,000, plus any Shares remaining available for delivery under the Prior Plan on the Effective Date of the Plan. Any Shares delivered under the Plan may consist, in whole or in part, of authorized and unissued shares or treasury shares.

          (b) Application of Limitation to Grants of Award. No Award may be granted if the number of Shares to be delivered in connection with such an Award or, in the case of an Award relating to Shares but settled only in cash (such as cash-only Stock Appreciation Rights), the number of Shares to which such Award relates, exceeds the number of Shares remaining available for delivery under the Plan, minus the number of Shares deliverable in settlement of or relating to then outstanding Awards. The Committee may adopt reasonable counting procedures to ensure appropriate counting, avoid double counting (as, for example, in the case of tandem or substitute awards) and make adjustments if the number of Shares actually delivered differs from the number of Shares previously counted in connection with an Award.

          (c) Availability of Shares Not Delivered under Awards and Adjustments to Limits.

               (i) If any Shares subject to an Award are forfeited, expire or otherwise terminate without issuance of such Shares, or any Award is settled for cash or otherwise does not result in the issuance of all or a portion of the Shares subject to such Award, the Shares shall, to the extent of such forfeiture, expiration, termination, cash settlement or non-issuance, again be available for Awards under the Plan, subject to Section 4(c)(iv) below.

               (ii) In the event that any Option or other Award granted hereunder is exercised through the tendering of Shares (either actually or by attestation) or by the withholding of Shares by the Company, or withholding tax liabilities arising from such option or other award are satisfied by the tendering of Shares (either actually or by attestation) or by the withholding of Shares by the Company, then only the number of Shares issued net of the Shares tendered or withheld shall be counted for purposes of determining the maximum number of Shares available for grant under the Plan.

               (iii) Substitute Awards shall not reduce the Shares authorized for grant under the Plan or authorized for grant to a Participant in any period. Additionally, in the event that a company acquired by the Company or any Related Entity or with which the Company or any Related Entity combines has shares available under a pre-existing plan approved by shareholders and not adopted in contemplation of such acquisition or combination, the shares available for delivery pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for delivery under the Plan; provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees or Directors prior to such acquisition or combination.

               (iv) Any Shares that again become available for delivery pursuant to this Section 4(c) shall be added back as one (1) Share.

               (v) Notwithstanding anything in this Section 4(c) to the contrary and solely for purposes of determining whether Shares are available for the delivery of Incentive Stock Options, the maximum aggregate number of shares that may be granted under this Plan shall be determined without regard to any Shares restored pursuant to this Section 4(c) that, if taken into account, would cause the Plan to fail the requirement under Code Section 422 that the Plan designate a maximum aggregate number of shares that may be issued.

          (d) No Further Awards Under Prior Plan. In light of the adoption of this Plan, no further awards shall be made under the Prior Plan after the Effective Date.

     5. Eligibility; Per-Person Award Limitations. Awards may be granted under the Plan only to Eligible Persons. Subject to adjustment as provided in Section 10(c), in any fiscal year of the Company during any part of which the Plan is in effect, no Participant may be granted (i) Options or Stock Appreciation Rights with respect to more than 500,000 Shares or (ii) Restricted Stock, Deferred Stock, Performance Shares and/or Other Stock-Based Awards with respect to more than 500,000 Shares. In addition, the maximum dollar value payable to any one Participant with respect to Performance Units is (x) $5,000,000 with respect to any 12 month Performance Period, and (y) with respect to any Performance Period that is more than 12 months, $10,000,000.

     6. Specific Terms of Awards.

          (a) General. Awards may be granted on the terms and conditions set forth in this Section 6. In addition, the Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter (subject to Section 10(e)), such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine, including terms requiring forfeiture of Awards in the event of termination of the Participant’s Continuous Service and terms permitting a Participant to make elections relating to his or her Award. The Committee shall retain full power and discretion to accelerate, waive or modify, at any time, any term or condition of an Award that is not mandatory under the Plan. Except in cases in which the Committee is authorized to require other forms of consideration under the Plan, or to the extent other forms of consideration must be paid to satisfy the requirements of Florida law, no consideration other than services may be required for the grant (but not the exercise) of any Award.

          (b) Options. The Committee is authorized to grant Options to any Eligible Person on the following terms and conditions:

               (i) Exercise Price. Other than in connection with Substitute Awards, the exercise price per Share purchasable under an Option shall be determined by the Committee, provided that such exercise price shall not, in the case of Incentive Stock Options, be less than 100% of the Fair Market Value of a Share on the date of grant of the Option and shall not, in any event, be less than the par value of a Share on the date of grant of the Option. If an Employee owns or is deemed to own (by reason of the attribution rules applicable under Section 424(d) of the Code) more than 10% of the combined voting power of all classes of stock of the Company (or any parent corporation or subsidiary corporation of the Company, as those terms are defined in Sections 424(e) and (f) of the Code, respectively) and an Incentive Stock Option is granted to such employee, the exercise price of such Incentive Stock Option (to the extent required by the Code at the time of grant) shall be no less than 110% of the Fair Market Value a Share on the date such Incentive Stock Option is granted.

               (ii) Time and Method of Exercise. The Committee shall determine the time or times at which or the circumstances under which an Option may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the time or times at which Options shall cease to be or become exercisable following termination of Continuous Service or upon other conditions, the methods by which the exercise price may be paid or deemed to be paid (including in the discretion of the Committee a cashless exercise procedure), the form of such payment, including, without limitation, cash, Shares, other Awards or awards granted under other plans of the Company or a Related Entity, or other property (including notes or other contractual obligations of Participants to make payment on a deferred basis provided that such deferred payments are not in violation of the Sarbanes-Oxley Act of 2002, or any rule or regulation adopted thereunder or any other applicable law), and the methods by or forms in which Shares will be delivered or deemed to be delivered to Participants.

               (iii) Incentive Stock Options. The terms of any Incentive Stock Option granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code. Anything in the Plan to the contrary notwithstanding, no term of the Plan relating to Incentive Stock Options (including any Stock Appreciation Right issued in tandem therewith) shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be exercised, so as to disqualify either the Plan or any Incentive Stock Option under Section 422 of the Code, unless the Participant has first requested, or consents to, the change that will result in such disqualification. Thus, if and to the extent required to comply with Section 422 of the Code, Options granted as Incentive Stock Options shall be subject to the following special terms and conditions:

                    (A) the Option shall not be exercisable more than ten years after the date such Incentive Stock Option is granted; provided, however, that if a Participant owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10% of the combined voting power of all classes of stock of the Company (or any parent corporation or subsidiary corporation of the Company, as those terms are defined in Sections 424(e) and (f) of the Code, respectively) and the Incentive Stock Option is granted to such Participant, the term of the Incentive Stock Option shall be (to the extent required by the Code at the time of the grant) for no more than five years from the date of grant; and

                    (B) The aggregate Fair Market Value (determined as of the date the Incentive Stock Option is granted) of the Shares with respect to which Incentive Stock Options granted under the Plan and all other option plans of the Company (and any parent corporation or subsidiary corporation of the Company, as those terms are defined in Sections 424(e) and (f) of the Code, respectively) during any calendar year exercisable for the first time by the Participant during any calendar year shall not (to the extent required by the Code at the time of the grant) exceed $100,000.

                    (c) Stock Appreciation Rights. The Committee may grant Stock Appreciation Rights to any Eligible Person in conjunction with all or part of any Option granted under the Plan or at any subsequent time during the term of such Option (a “Tandem Stock Appreciation Right”), or without regard to any Option (a “Freestanding Stock Appreciation Right”), in each case upon such terms and conditions as the Committee may establish in its sole discretion, not inconsistent with the provisions of the Plan, including the following:

                    (i) Right to Payment. A Stock Appreciation Right shall confer on the Participant to whom it is granted a right to receive, upon exercise thereof, the excess of (A) the Fair Market Value of one Share on the date of exercise over (B) the grant price of the Stock Appreciation Right as determined by the Committee. The grant price of a Stock Appreciation Right shall not be less than the Fair Market Value of a Share on the date of grant, in the case of a Freestanding Stock Appreciation Right, or less than the associated Option exercise price, in the case of a Tandem Stock Appreciation Right.

                    (ii) Other Terms. The Committee shall determine at the date of grant or thereafter, the time or times at which and the circumstances under which a Stock Appreciation Right may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the time or times at which Stock Appreciation Rights shall cease to be or become exercisable following termination of Continuous Service or upon other conditions, the method of exercise, method of settlement, form of consideration payable in settlement, method by or forms in which Shares will be delivered or deemed to be delivered to Participants, whether or not a Stock Appreciation Right shall be in tandem or in combination with any other Award, and any other terms and conditions of any Stock Appreciation Right.

                    (iii) Tandem Stock Appreciation Rights. Any Tandem Stock Appreciation Right may be granted at the same time as the related Option is granted or, for Options that are not Incentive Stock Options, at any time thereafter before exercise or expiration of such Option. Any Tandem Stock Appreciation Right related to an Option may be exercised only when the related Option would be exercisable and the Fair Market Value of the Shares subject to the related Option exceeds the exercise price at which Shares can be acquired pursuant to the Option. In addition, if a Tandem Stock Appreciation Right exists with respect to less than the full number of Shares covered by a related Option, then an exercise or termination of such Option shall not reduce the number of Shares to which the Tandem Stock Appreciation Right applies until the number of Shares then exercisable under such Option equals the number of Shares to which the Tandem Stock Appreciation Right applies. Any Option related to a Tandem Stock Appreciation Right shall no longer be exercisable to the extent the Tandem Stock Appreciation Right has been exercised, and any Tandem Stock Appreciation Right shall no longer be exercisable to the extent the related Option has been exercised.

                    (d) Restricted Stock Awards. The Committee is authorized to grant Restricted Stock Awards to any Eligible Person on the following terms and conditions:

                    (i) Grant and Restrictions. Restricted Stock Awards shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose, or as otherwise provided in this Plan, covering a period of time specified by the Committee (the “Restriction Period”). The terms of any Restricted Stock Award granted under the Plan shall be set forth in a written Award Agreement which shall contain provisions determined by the Committee and not inconsistent with the Plan. The restrictions may lapse separately or in combination at such times, under such circumstances (including based on achievement of performance goals and/or future service requirements), in such installments or otherwise, as the Committee may determine at the date of grant or thereafter. Except to the extent restricted under the terms of the Plan and any Award Agreement relating to a Restricted Stock Award, a Participant granted Restricted Stock shall have all of the rights of a shareholder, including the right to vote the Restricted Stock and the right to receive dividends thereon (subject to any mandatory reinvestment or other requirement imposed by the Committee). During the Restriction

Period, subject to Section 10(b) below, the Restricted Stock may not be sold, transferred, pledged, hypothecated, margined or otherwise encumbered by the Participant.

               (ii) Forfeiture. Except as otherwise determined by the Committee, upon termination of a Participant’s Continuous Service during the applicable Restriction Period, the Participant’s Restricted Stock that is at that time subject to a risk of forfeiture that has not lapsed or otherwise been satisfied shall be forfeited and reacquired by the Company; provided that the Committee may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, that forfeiture conditions relating to Restricted Stock Awards shall be waived in whole or in part in the event of terminations resulting from specified causes.

               (iii) Certificates for Stock. Restricted Stock granted under the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Stock are registered in the name of the Participant, the Committee may require that such certificates bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Stock, that the Company retain physical possession of the certificates, and that the Participant deliver a stock power to the Company, endorsed in blank, relating to the Restricted Stock.

               (iv) Dividends and Splits. As a condition to the grant of a Restricted Stock Award, the Committee may require or permit a Participant to elect that any cash dividends paid on a Share of Restricted Stock be automatically reinvested in additional Shares of Restricted Stock or applied to the purchase of additional Awards under the Plan. Unless otherwise determined by the Committee, Shares distributed in connection with a stock split or stock dividend, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such Shares or other property have been distributed.

          (e) Deferred Stock Award. The Committee is authorized to grant Deferred Stock Awards to any Eligible Person on the following terms and conditions:

               (i) Award and Restrictions. Satisfaction of a Deferred Stock Award shall occur upon expiration of the deferral period specified for such Deferred Stock Award by the Committee (or, if permitted by the Committee, as elected by the Participant). In addition, a Deferred Stock Award shall be subject to such restrictions (which may include a risk of forfeiture) as the Committee may impose, if any, which restrictions may lapse at the expiration of the deferral period or at earlier specified times (including based on achievement of performance goals and/or future service requirements), separately or in combination, in installments or otherwise, as the Committee may determine. A Deferred Stock Award may be satisfied by delivery of Shares, cash equal to the Fair Market Value of the specified number of Shares covered by the Deferred Stock, or a combination thereof, as determined by the Committee at the date of grant or thereafter. Prior to satisfaction of a Deferred Stock Award, a Deferred Stock Award carries no voting or dividend or other rights associated with Share ownership.

               (ii) Forfeiture. Except as otherwise determined by the Committee, upon termination of a Participant’s Continuous Service during the applicable deferral period or portion thereof to which forfeiture conditions apply (as provided in the Award Agreement evidencing the Deferred Stock Award), the Participant’s Deferred Stock Award that is at that time subject to a risk of forfeiture that has not lapsed or otherwise been satisfied shall be forfeited; provided that the Committee may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, that forfeiture conditions relating to a Deferred Stock Award shall be waived in whole or in part in the event of terminations resulting from specified causes, and the Committee may in other cases waive in whole or in part the forfeiture of any Deferred Stock Award.

               (iii) Dividend Equivalents. Unless otherwise determined by the Committee at date of grant, any Dividend Equivalents that are granted with respect to any Deferred Stock Award shall be either (A) paid with respect to such Deferred Stock Award at the dividend payment date in cash or in Shares of unrestricted stock having a Fair Market Value equal to the amount of such dividends, or (B) deferred with respect to such Deferred Stock Award and the amount or value thereof automatically deemed reinvested in additional Deferred Stock, other Awards or other investment vehicles, as the Committee shall determine or permit the Participant to elect.

          (f) Bonus Stock and Awards in Lieu of Obligations. The Committee is authorized to grant Shares to any Eligible Persons as a bonus, or to grant Shares or other Awards in lieu of obligations to pay cash or deliver other property under the Plan or under other plans or compensatory arrangements, provided that, in the case of Eligible Persons subject to Section 16 of the Exchange Act, the amount of such grants remains within the discretion of the Committee to the extent necessary to ensure that acquisitions of Shares or other Awards are exempt from liability under Section 16(b) of the Exchange Act. Shares or Awards granted hereunder shall be subject to such other terms as shall be determined by the Committee.

          (g) Dividend Equivalents. The Committee is authorized to grant Dividend Equivalents to any Eligible Person entitling the Eligible Person to receive cash, Shares, other Awards, or other property equal in value to the dividends paid with respect to a specified number of Shares, or other periodic payments. Dividend Equivalents may be awarded on a free-standing basis or in connection with another Award. The Committee may provide that Dividend Equivalents shall be paid or distributed when accrued or shall be deemed to have been reinvested in additional Shares, Awards, or other investment vehicles, and subject to such restrictions on transferability and risks of forfeiture, as the Committee may specify.

          (h) Performance Awards. The Committee is authorized to grant Performance Awards to any Eligible Person payable in cash, Shares, or other Awards, on terms and conditions established by the Committee, subject to the provisions of Section 8 if and to the extent that the Committee shall, in its sole discretion, determine that an Award shall be subject to those provisions. The performance criteria to be achieved during any Performance Period and the length of the Performance Period shall be determined by the Committee upon the grant of each Performance Award. Except as provided in Section 9 or as may be provided in an Award Agreement, Performance Awards will be distributed only after the end of the relevant Performance Period. The performance goals to be achieved for each Performance Period shall be conclusively determined by the Committee and may be based upon the criteria set forth in Section 8(b), or in the case of an Award that the Committee determines shall not be subject to Section 8 hereof, any other criteria that the Committee, in its sole discretion, shall determine should be used for that purpose. The amount of the Award to be distributed shall be conclusively determined by the Committee. Performance Awards may be paid in a lump sum or in installments following the close of the Performance Period or, in accordance with procedures established by the Committee, on a deferred basis.

          (i) Other Stock-Based Awards. The Committee is authorized, subject to limitations under applicable law, to grant to any Eligible Person such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Shares, as deemed by the Committee to be consistent with the purposes of the Plan. Other Stock-Based Awards may be granted to Participants either alone or in addition to other Awards granted under the Plan, and such Other Stock-Based Awards shall also be available as a form of payment in the settlement of other Awards granted under the Plan. The Committee shall determine the terms and conditions of such Awards. Shares delivered pursuant to an Award in the nature of a purchase right granted under this Section 6(i) shall be purchased for such consideration, (including without limitation loans from the Company or a Related Entity provided that such loans are not in violation of the Sarbanes Oxley Act of 2002, or any rule or regulation adopted thereunder or any other applicable law) paid for at such times, by such methods, and in such forms, including, without limitation, cash, Shares, other Awards or other property, as the Committee shall determine.

     7. Certain Provisions Applicable to Awards.

          (a) Stand-Alone, Additional, Tandem, and Substitute Awards. Awards granted under the Plan may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution or exchange for, any other Award or any award granted under another plan of the Company, any Related Entity, or any business entity to be acquired by the Company or a Related Entity, or any other right of a Participant to receive payment from the Company or any Related Entity. Such additional, tandem, and substitute or exchange Awards may be granted at any time. If an Award is granted in substitution or exchange for another Award or award, the Committee shall require the surrender of such other Award or award in consideration for the grant of the new Award. In addition, Awards may be granted in lieu of cash compensation, including in lieu of cash amounts payable under other plans of the Company or any Related Entity, in which the value of Stock subject to the Award is equivalent in value to the cash compensation (for example, Deferred Stock or Restricted Stock), or in which the exercise price, grant price or purchase price of the Award in the nature of a right that may be exercised is equal to the Fair Market Value of the underlying Stock minus the value of the cash compensation surrendered (for example, Options or Stock Appreciation Right granted with an exercise price or grant price “discounted” by the amount of the cash compensation surrendered).

          (b) Term of Awards. The term of each Award shall be for such period as may be determined by the Committee; provided that in no event shall the term of any Option or Stock Appreciation Right exceed a period of ten years (or in the case of an Incentive Stock Option such shorter term as may be required under Section 422 of the Code).

          (c) Form and Timing of Payment Under Awards; Deferrals. Subject to the terms of the Plan and any applicable Award Agreement, payments to be made by the Company or a Related Entity upon the exercise of an Option or other Award or settlement of an Award may be made in such forms as the Committee shall determine, including, without limitation, cash, Shares, other Awards or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis. Any installment or deferral provided for in the preceding sentence shall, however, be subject to the Company’s compliance with the provisions of the Sarbanes-Oxley Act of 2002, the rules and regulations adopted by the Securities and Exchange Commission thereunder, and all applicable rules of the New York Stock Exchange or any national securities exchange on which the Company’s securities are listed for trading and, if not listed for trading on either the New York Stock Exchange or a national securities exchange, then the rules of the Nasdaq Stock Market. The settlement of any Award may be accelerated, and cash paid in lieu of Stock in connection with such settlement, in the discretion of the Committee or upon occurrence of one or more specified events (in addition to a Change in Control). Installment or deferred payments may be required by the Committee (subject to Section 10(e) of the Plan, including the consent provisions thereof in the case of any deferral of an outstanding Award not provided for in the original Award Agreement) or permitted at the election of the Participant on terms and conditions established by the Committee. Payments may include, without limitation, provisions for the payment or crediting of a reasonable interest rate on installment or deferred payments or the grant or crediting of Dividend Equivalents or other amounts in respect of installment or deferred payments denominated in Shares.

          (d) Exemptions from Section 16(b) Liability. It is the intent of the Company that the grant of any Awards to or other transaction by a Participant who is subject to Section 16 of the Exchange Act shall be exempt from Section 16 pursuant to an applicable exemption (except for transactions acknowledged in writing to be non-exempt by such Participant). Accordingly, if any provision of this Plan or any Award Agreement does not comply with the requirements of Rule 16b-3 then applicable to any such transaction, such provision shall be construed or deemed amended to the extent necessary to conform to the applicable requirements of Rule 16b-3 so that such Participant shall avoid liability under Section 16(b).

     8. Code Section 162(m) Provisions.

          (a) Covered Employees. The Committee, in its discretion, may determine at the time an Award is granted to an Eligible Person who is, or is likely to be, as of the end of the tax year in which the Company would claim a tax deduction in connection with such Award, a Covered Employee, that the provisions of this Section 8 shall be applicable to such Award.

          (b) Performance Criteria. If an Award is subject to this Section 8, then the lapsing of restrictions thereon and the distribution of cash, Shares or other property pursuant thereto, as applicable, shall be contingent upon achievement of one or more objective performance goals. Performance goals shall be objective and shall otherwise meet the requirements of Section 162(m) of the Code and regulations thereunder including the requirement that the level or levels of performance targeted by the Committee result in the achievement of performance goals being “substantially uncertain.” One or more of the following business criteria for the Company, on a consolidated basis, and/or for Related Entities, or for business or geographical units of the Company and/or a Related Entity (except with respect to the total shareholder return and earnings per share criteria), shall be used by the Committee in establishing performance goals for such Awards: (1) earnings per share; (2) revenues or margins; (3) cash flow; (4) operating margin; (5) return on net assets, investment, capital, or equity; (6) economic value added; (7) direct contribution; (8) net income; pretax earnings; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings after interest expense and before extraordinary or special items; operating income; income before interest income or expense, unusual items and income taxes, local, state or federal and excluding budgeted and actual bonuses which might be paid under any ongoing bonus plans of the Company; (9) working capital; (10) management of fixed costs or variable costs; (11) identification or consummation of investment opportunities or completion of specified projects in accordance with corporate business plans, including strategic mergers, acquisitions or divestitures; (12) total shareholder return; (13) debt reduction; (14) comparable store sales; (15) inventory turn; (16) markdowns as a percentage of sales; and (17) selling, general and administrative expenses as a percentage of sales. Any of the above goals may be determined on an absolute or relative basis or as compared to the performance of a published or special index deemed applicable by the Committee including, but not limited to, the Standard & Poor’s 500 Stock Index or a group of companies that are comparable to the Company. The Committee may exclude the impact of an event or occurrence which the Committee determines should appropriately be excluded, including without limitation (i) restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring charges, (ii) an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management, or (iii) a change in accounting standards required by generally accepted accounting principles.

          (c) Performance Period; Timing For Establishing Performance Goals. Achievement of performance goals in respect of such Performance Awards shall be measured over a Performance Period, as specified by the Committee. Performance goals shall be established not later than 90 days after the beginning of any Performance Period applicable to such Performance Awards, or at such other date as may be required or permitted for “performance-based compensation” under Code Section 162(m).

          (d) Adjustments. The Committee may, in its discretion, reduce the amount of a settlement otherwise to be made in connection with Awards subject to this Section 8, but may not exercise discretion to increase any such amount payable to a Covered Employee in respect of an Award subject to this Section 8. The Committee shall specify the circumstances in which such Awards shall be paid or forfeited in the event of termination of Continuous Service by the Participant prior to the end of a Performance Period or settlement of Awards.

          (e) Committee Certification. No Participant shall receive any payment under the Plan unless the Committee has certified, by resolution or other appropriate action in writing, that the performance criteria and any other material terms previously established by the Committee or set forth in the Plan, have been satisfied to the extent necessary to qualify as “performance based compensation” under Code Section 162(m).

     9. Change in Control.

          (a) Effect of “Change in Control.” Subject to Section 9(a)(iv), and if and only to the extent provided in the Award Agreement, or to the extent otherwise determined by the Committee, upon the occurrence of a “Change in Control,” as defined in Section 9(b):

               (i) Any Option or Stock Appreciation Right that was not previously vested and exercisable as of the time of the Change in Control, shall become immediately vested and exercisable, subject to applicable restrictions set forth in Section 10(a) hereof.

               (ii) Any restrictions, deferral of settlement, and forfeiture conditions applicable to a Restricted Stock Award, Deferred Stock Award or an Other Stock-Based Award subject only to future service requirements granted under the Plan shall lapse and such Awards shall be deemed fully vested as of the time of the Change in Control, except to the extent of any waiver by the Participant and subject to applicable restrictions set forth in Section 10(a) hereof.

               (iii) With respect to any outstanding Award subject to achievement of performance goals and conditions under the Plan, the Committee may, in its discretion, deem such performance goals and conditions as having been met as of the date of the Change in Control.

          (b) Definition of “Change in Control”. Unless otherwise specified in an Award Agreement, a “Change in Control” shall mean the occurrence of any of the following:

               (i) The acquisition by any Person of Beneficial Ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than fifty percent (50%) of either (A) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities) (the foregoing Beneficial Ownership hereinafter being referred to as a “Controlling Interest”); provided, however, that for purposes of this Section 9(b), the following acquisitions shall not constitute or result in a Change of Control: (v) any acquisition directly from the Company; (w) any acquisition by the Company; (x) any acquisition by any Person that as of the Effective Date owns Beneficial Ownership of a Controlling Interest; (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary; or (z) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (iii) below; or

               (ii) During any period of two (2) consecutive years (not including any period prior to the Effective Date) individuals who constitute the Board on the Effective Date (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

               (iii) Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its Subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its Subsidiaries (each a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the Beneficial Owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination or any Person that as of the Effective Date owns Beneficial Ownership of a Controlling Interest) beneficially owns, directly or indirectly, fifty percent (50%) or more of the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (C) at least a majority of the members of the Board of Directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

               (iv) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

10. General Provisions.

          (a) Compliance With Legal and Other Requirements. The Company may, to the extent deemed necessary or advisable by the Committee, postpone the issuance or delivery of Shares or payment of other benefits under any Award until completion of such registration or qualification of such Shares or other required action under any federal or state law, rule or regulation, listing or other required action with respect to any stock exchange or automated quotation system upon which the Shares or other Company securities are listed or quoted, or compliance with any other obligation of the Company, as the Committee, may consider appropriate, and may require any Participant to make such representations, furnish such information and comply with or be subject to such other conditions as it may consider appropriate in connection with the issuance or delivery of Shares or payment of other benefits in compliance with applicable laws, rules, and regulations, listing requirements, or other obligations.

          (b) Limits on Transferability; Beneficiaries. No Award or other right or interest granted under the Plan shall be pledged, hypothecated or otherwise encumbered or subject to any lien, obligation or liability of such Participant to any party, or assigned or transferred by such Participant otherwise than by will or the laws of descent and distribution or to a Beneficiary upon the death of a Participant, and such Awards or rights that may be exercisable shall be exercised during the lifetime of the Participant only by the Participant or his or her guardian or legal representative, except that Awards and other rights (other than Incentive Stock Options and Stock Appreciation Rights in tandem therewith) may be transferred to one or more Beneficiaries or other transferees during the lifetime of the Participant, and may be exercised by such transferees in accordance with the terms of such Award, but only if and to the extent such transfers are permitted by the Committee pursuant to the express terms of an Award Agreement (subject to any terms and conditions which the Committee may impose thereon). A Beneficiary, transferee, or other person claiming any rights under the Plan from or through any Participant shall be subject to all terms and conditions of the Plan and any Award Agreement applicable to such Participant, except as otherwise determined by the Committee, and to any additional terms and conditions deemed necessary or appropriate by the Committee.

          (c) Adjustments.

               (i) Adjustments to Awards. In the event that any extraordinary dividend or other distribution (whether in the form of cash, Shares, or other property), recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, liquidation, dissolution or other similar corporate transaction or event affects the Shares and/or such other securities of the Company or any other issuer such that a substitution, exchange, or adjustment is determined by the Committee to be appropriate, then the Committee shall, in such manner as it may deem equitable, substitute, exchange or adjust any or all of (A) the number and kind of Shares which may be delivered in connection with Awards granted thereafter, (B) the number and kind of Shares by which annual per-person Award limitations are measured under Section 5 hereof, (C) the number and kind of Shares subject to or deliverable in respect of outstanding Awards, (D) the exercise price, grant price or purchase price relating to any Award and/or make provision for payment of cash or other property in respect of any outstanding Award, and (E) any other aspect of any Award that the Committee determines to be appropriate.

               (ii) Adjustments in Case of Certain Corporate Transactions. In the event of any merger, consolidation or other reorganization in which the Company does not survive, or in the event of any Change in Control, any outstanding Awards may be dealt with in accordance with any of the following approaches, as determined by the agreement effectuating the transaction or, if and to the extent not so determined, as determined by the Committee: (a) the continuation of the outstanding Awards by the Company, if the Company is a surviving corporation, (b) the assumption or substitution for, as those terms are defined in Section 9(b)(iv) hereof, the outstanding Awards by the surviving corporation or its parent or subsidiary, (c) full exercisability or vesting and accelerated expiration of the outstanding Awards, or (d) settlement of the value of the outstanding Awards in cash or cash equivalents or other property followed by cancellation of such Awards (which value, in the case of Options or Stock Appreciation Rights, shall be measured by the amount, if any, by which the Fair Market Value of a Share exceeds the exercise or grant price of the Option or Stock Appreciation Right as of the effective date of the transaction). The Committee shall give written notice of any proposed transaction referred to in this Section 10(c)(ii) a reasonable period of time prior to the closing date for such transaction (which notice may be given either before or after the approval of such transaction), in order that Participants may have a reasonable period of time prior to the closing date of such transaction within which to exercise any Awards that are then exercisable (including any Awards that may become exercisable upon the closing date of such transaction). A Participant may condition his exercise of any Awards upon the consummation of the transaction.

               (iii) Other Adjustments. The Committee (and the Board if and only to the extent such authority is not required to be exercised by the Committee to comply with Section 162(m) of the Code) is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards (including Performance Awards, or performance goals relating thereto) in recognition of unusual or nonrecurring events (including, without limitation, acquisitions and dispositions of businesses and assets) affecting the Company, any Related Entity or any business unit, or the financial statements of the Company or any Related Entity, or in response to changes in applicable laws, regulations, accounting principles, tax rates and regulations or business conditions or in view of the Committee’s assessment of the business strategy of the Company, any Related Entity or business unit thereof, performance of comparable organizations, economic and business conditions, personal performance of a Participant, and any other circumstances deemed relevant; provided that no such adjustment shall be authorized or made if and to the extent that such authority or the making of such adjustment would cause Options, Stock Appreciation Rights, Performance Awards granted pursuant to Section 8(b) hereof to Participants designated by the Committee as Covered Employees and intended to qualify as “performance-based compensation” under Code Section 162(m) and the regulations thereunder to otherwise fail to qualify as “performance-based compensation” under Code Section 162(m) and regulations thereunder.

          (d) Taxes. The Company and any Related Entity are authorized to withhold from any Award granted, any payment relating to an Award under the Plan, including from a distribution of Shares, or any payroll or other payment to a Participant, amounts of withholding and other taxes due or potentially payable in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company or any Related Entity and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority shall include authority to withhold or receive Shares or other property and to make cash payments in respect thereof in satisfaction of a Participant’s tax obligations, either on a mandatory or elective basis in the discretion of the Committee.

          (e) Changes to the Plan and Awards. The Board may amend, alter, suspend, discontinue or terminate the Plan, or the Committee’s authority to grant Awards under the Plan, without the consent of shareholders or Participants, except that any amendment or alteration to the Plan shall be subject to the approval of the Company’s shareholders not later than the annual meeting next following such Board action if such shareholder approval is required by any federal or state law or regulation (including, without limitation, Rule 16b-3 or Code Section 162(m)) or the rules of any stock exchange or automated quotation system on which the Shares may then be listed or quoted, and the Board may otherwise, in its discretion, determine to submit other such changes to the Plan to shareholders for approval; provided that, without the consent of an affected Participant, no such Board action may materially and adversely affect the rights of such Participant under any previously granted and outstanding Award. The Committee may waive any conditions or rights under, or amend, alter, suspend, discontinue or terminate any Award theretofore granted and any Award Agreement relating thereto, except as otherwise provided in the Plan; provided that, without the consent of an affected Participant, no such Committee or the Board action may materially and adversely affect the rights of such Participant under such Award.

          (f) Limitation on Rights Conferred Under Plan. Neither the Plan nor any action taken hereunder shall be construed as (i) giving any Eligible Person or Participant the right to continue as an Eligible Person or Participant or in the employ or service of the Company or a Related Entity; (ii) interfering in any way with the right of the Company or a Related Entity to terminate any Eligible Person’s or Participant’s Continuous Service at any time, (iii) giving an Eligible Person or Participant any claim to be granted any Award under the Plan or to be treated uniformly with other Participants and Employees, or (iv) conferring on a Participant any of the rights of a shareholder of the Company unless and until the Participant is duly issued or transferred Shares in accordance with the terms of an Award.

          (g) Unfunded Status of Awards; Creation of Trusts. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant or obligation to deliver Shares pursuant to an Award, nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Company; provided that the Committee may authorize the creation of trusts and deposit therein cash, Shares, other Awards or other property, or make other arrangements to meet the Company’s obligations under the Plan. Such trusts or other arrangements shall be consistent with the “unfunded” status of the Plan unless the Committee otherwise determines with the consent of each affected Participant. The trustee of such trusts may be authorized to dispose of trust assets and reinvest the proceeds in alternative investments, subject to such terms and conditions as the Committee may specify and in accordance with applicable law.

          (h) Nonexclusivity of the Plan. Neither the adoption of the Plan by the Board nor its submission to the shareholders of the Company for approval shall be construed as creating any limitations on the power of the Board or a committee thereof to adopt such other incentive arrangements as it may deem desirable including incentive arrangements and awards which do not qualify under Section 162(m) of the Code.

          (i) Payments in the Event of Forfeitures; Fractional Shares. Unless otherwise determined by the Committee, in the event of a forfeiture of an Award with respect to which a Participant paid cash or other consideration, the Participant shall be repaid the amount of such cash or other consideration. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, other Awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

          (j) Governing Law. The validity, construction and effect of the Plan, any rules and regulations under the Plan, and any Award Agreement shall be determined in accordance with the laws of the State of Florida without giving effect to principles of conflict of laws, and applicable federal law.

          (k) Non-U.S. Laws. The Committee shall have the authority to adopt such modifications, procedures, and subplans as may be necessary or desirable to comply with provisions of the laws of foreign countries in which the Company or its Subsidiaries may operate to assure the viability of the benefits from Awards granted to Participants performing services in such countries and to meet the objectives of the Plan.

          (l) Plan Effective Date and Shareholder Approval; Termination of Plan. The Plan shall become effective on the Effective Date, subject to subsequent approval, within 12 months of its adoption by the Board, by shareholders of the Company eligible to vote in the election of directors, by a vote sufficient to meet the requirements of Code Sections 162(m) (if applicable) and 422, Rule 16b-3 under the Exchange Act (if applicable), applicable requirements under the rules of any stock exchange or automated quotation system on which the Shares may be listed or quoted, and other laws, regulations, and obligations of the Company applicable to the Plan. Awards may be granted subject to shareholder approval, but may not be exercised or otherwise settled in the event the shareholder approval is not obtained. The Plan shall terminate at the earliest of (a) such time as no Shares remain available for issuance under the Plan, (b) termination of this Plan by the Board, or (c) the tenth anniversary of the Effective Date. Awards outstanding upon expiration of the Plan shall remain in effect until they have been exercised or terminated, or have expired.

[USE ONLY FOR CLASS A COMMON STOCK]

CLAIRE’S STORES, INC.

ANNUAL MEETING OF SHAREHOLDERS — JUNE 28, 2005

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned, a shareholder of CLAIRE’S STORES, INC. (the “Company”), hereby revoking any proxy heretofore given, does hereby appoint Ms. Marla L. Schaefer and Ms. E. Bonnie Schaefer, or either of them, proxies with power of substitution, for and in the name of the undersigned to attend the Annual Meeting of Shareholders of the Company to be held at The St. Regis Fontainebleau Room, Two East 55th Street, at Fifth Avenue, New York, New York, on June 28, 2005 at 9:30 a.m., New York City time, or at any adjournment or postponement thereof, and there to vote, as designated below, all shares of Class A Common Stock of said Company which the undersigned would be entitled to vote if personally present at said meeting, all as described in the Proxy Statement dated May 23, 2005, receipt of which, together with the Annual Report to Shareholders is hereby acknowledged, as follows:

1.	Election of Directors by the holders of the Common Stock and the Class A Common Stock, voting together as a single class.

☐ FOR the nominees listed below:	☐ WITHHOLD AUTHORITY to vote for the
nominees listed below:

Marla L. Schaefer
E. Bonnie Schaefer
Ira D. Kaplan
Bruce G. Miller
Steven H. Tishman
Ann Spector Leiff
Martha Clark Goss

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below.)

2.	Approval of the Company’s 2005 Incentive Compensation Plan.

☐   For          ☐   Against          ☐   Abstain

3.	Approval of the shareholder proposal regarding the Company’s business operations in Northern Ireland.

☐   For          ☐   Against          ☐   Abstain

4.	In their discretion, said proxies are authorized to vote upon any other business which may properly come before the Meeting.

     THIS PROXY WILL BE VOTED AS DIRECTED. IF NO CONTRARY INSTRUCTION IS INDICATED, THE VOTE OF THE UNDERSIGNED WILL BE CAST “FOR” ITEM 1, “FOR” ITEM 2 AND “AGAINST” ITEM 3.

DATED: _____________________ ____ , 2005

_____________________________________
SIGNATURE

_____________________________________
SIGNATURE IF HELD JOINTLY

NOTE: Your signature should appear as your name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

THE BOARD OF DIRECTORS REQUESTS THAT YOU FILL IN, SIGN, DATE
AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

[USE ONLY FOR COMMON STOCK]

CLAIRE’S STORES, INC.

ANNUAL MEETING OF SHAREHOLDERS — JUNE 28, 2005

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned, a shareholder of CLAIRE’S STORES, INC. (the “Company”), hereby revoking any proxy heretofore given, does hereby appoint Ms. Marla L. Schaefer and Ms. E. Bonnie Schaefer, or either of them, proxies with power of substitution, for and in the name of the undersigned to attend the Annual Meeting of Shareholders of the Company to be held at The St. Regis Fontainebleau Room, Two East 55th Street, at Fifth Avenue, New York, New York, on June 28, 2005 at 9:30 a.m., New York City time, or at any adjournment or postponement thereof, and there to vote, as designated below, all shares of Common Stock of said Company which the undersigned would be entitled to vote if personally present at said meeting, all as described in the Proxy Statement dated May 23, 2005, receipt of which, together with the Annual Report to Shareholders is hereby acknowledged, as follows:

1.	Election of Directors by the holders of the Common Stock and the Class A Common Stock, voting together as a single class.

☐ FOR the nominees listed below:	☐ WITHHOLD AUTHORITY to vote for the
nominees listed below:

Marla L. Schaefer
E. Bonnie Schaefer
Ira D. Kaplan
Bruce G. Miller
Steven H. Tishman
Ann Spector Leiff
Martha Clark Goss

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below.)

2.	Approval of the Company’s 2005 Incentive Compensation Plan.

☐   For          ☐   Against          ☐   Abstain

3.	Approval of the shareholder proposal regarding the Company’s business operations in Northern Ireland.

☐   For          ☐   Against          ☐   Abstain

4.	In their discretion, said proxies are authorized to vote upon any other business which may properly come before the Meeting.

     THIS PROXY WILL BE VOTED AS DIRECTED. IF NO CONTRARY INSTRUCTION IS INDICATED, THE VOTE OF THE UNDERSIGNED WILL BE CAST “FOR” ITEM 1, “FOR” ITEM 2 AND “AGAINST” ITEM 3.

DATED: _____________________ ____ , 2005

_____________________________________
SIGNATURE

_____________________________________
SIGNATURE IF HELD JOINTLY

NOTE: Your signature should appear as your name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

THE BOARD OF DIRECTORS REQUESTS THAT YOU FILL IN, SIGN, DATE
AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.